     As filed with the Securities and Exchange Commission on March 18, 2004

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ___________

                             ALTERNATE ENERGY CORP.
                       (Name of Registrant in Our Charter)

             NEVADA                                              86-0884116
 (State or Other Jurisdiction of                             (I.R.S. Employer
          Incorporation                                     Identification No.)
        or Organization)

                                      2813
                          (Primary Standard Industrial
                          Classification Code Number)

     ALTERNATE ENERGY CORP.                              BLAINE FROATS
3325 NORTH SERVICE ROAD, UNIT 105                    ALTERNATE ENERGY CORP.
      BURLINGTON, ONTARIO,                     3325 NORTH SERVICE ROAD, UNIT 105
          CANADA 67N3G2                               BURLINGTON, ONTARIO,
         (905) 332-3110                                  CANADA 67N3G2
(Address and telephone number of                        (905) 332-3110
 Principal Executive Offices and                 (Name, address and telephone
  Principal Place of Business)                    number of agent for service)

                                   COPIES TO:

       Clayton E. Parker, Esq.                    Harris C. Siskind, Esq.
      Kirkpatrick & Lockhart LLP                Kirkpatrick & Lockhart LLP
201 S. Biscayne Boulevard, Suite 2000      201 S. Biscayne Boulevard, Suite 2000
         Miami, Florida 33131                      Miami, Florida 33131
            (305) 539-3300                            (305) 539-3300
    Telecopier No.: (305) 358-7095            Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                             CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                                        PROPOSED MAXIMUM
                                                                       PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
            TITLE OF EACH CLASS OF                 AMOUNT TO BE         OFFERING PRICE      OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED                REGISTERED          PER SHARE (1)      PRICE (1)           FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share      12,421,142(2) shares           $0.77      $9,564,279.34       $1,211.80
-------------------------------------------------------------------------------------------------------------------------
TOTAL                                         12,421,142(2) shares           $0.77      $9,564,279.34       $1,211.80
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For purposes of this table, we have used the average of the closing bid and asking prices as of March 15, 2004.
(2)      These shares include 5,861,142 shares issuable upon the exercise of warrants.
                                    _________

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                     Subject to completion, dated March 18, 2004


                             ALTERNATE ENERGY CORP.
                        12,421,142 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 12,421,142 shares of Alternate Energy Corp.'s ("AEC" or the "Company") common stock by certain persons who are, or are beneficially deemed to be, stockholders of AEC. Please refer to "Selling Stockholders" beginning on page 8. AEC is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. AEC may receive proceeds from the exercise of warrants to purchase 5,861,142 shares of common stock. All costs associated with this registration will be borne by AEC.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On March 16, 2004, the last reported sale price of our common stock was $0.77 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ARGY." These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consist of Palisades Master Fund LP, which intends to sell up to 1,500,000 shares of common stock including 500,000 shares from the exercise of warrants, Crescent International Ltd., which intends to sell up to 1,200,000 shares of common stock including 400,000 shares from the exercise of warrants, Alpha Capital AG, which intends to sell up to 1,500,000 shares of common stock including 500,000 shares from the exercise of warrants, Bristol Investment Fund, Ltd., which intends to sell up to 450,000 shares of common stock including 150,000 shares from the exercise of warrants, Ellis International Limited, Inc., which intends to sell up to 300,000 shares of common stock including 100,000 shares from the exercise of warrants, Vertical Ventures, LLC, which intends to sell up to 900,000 shares of common stock including 300,000 shares from the exercise of warrants, HPC Capital Management, which intends to sell up to 165,000 shares of common stock all of which are from the exercise of warrants, LRG Holdings Inc., which intends to sell up to 86,666 shares of common stock including 26,666 shares from the exercise of warrants, Professional Traders Fund LLC, which intends to sell up to 433,334 shares of common stock including 133,334 shares from the exercise of warrants, Generation Capital Associates, which intends to sell up to 433,334 shares of common stock including 133,334 shares from the exercise of warrants, First Mirage Inc., which intends to sell up to 433,334 shares of common stock including 133,334 shares from the exercise of warrants, Truk Opportunity Fund LLC, which intends to sell up to 144,444 shares of common stock including 44,444 shares from the exercise of warrants, Alpine Capital, which intends to sell up to 286,000 shares of common stock all of which are from the exercise of warrants, Platinum Partners, which intends to sell up to 750,000 shares of common stock including 250,000 shares from the exercise of warrants, Abraham Schwartz, who intends to sell up to 75,000 shares of common stock including 25,000 shares from the exercise of warrants, Colbart Birnet, who intends to sell up to 300,000 shares of common stock including 100,000 shares from the exercise of warrants, Chana Braun, who intends to sell up to 75,000 shares of common stock including 25,000 shares from the exercise of warrants, Ronald Nash, who intends to sell up to 150,000 shares of common stock including 50,000 shares from the exercise of warrants, Marketwise Trading, which intends to sell up to 300,000 shares of common stock including 100,000 shares from the exercise of warrants, West End Convertible Fund, which intends to sell up to 450,000 shares of common stock including 150,000 shares from the exercise of warrants, Zeena Kaila, who intends to sell 300,000 shares of common stock including 100,000 shares from the exercise of warrants and Taurus Global, LLC, which intends to sell up to 2,189,050 shares of common stock all of which are from the exercise of warrants.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 4.

         No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               The date of this prospectus is __________ __, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.....................................3
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS.....................................................7
SELLING STOCKHOLDERS...........................................................8
USE OF PROCEEDS...............................................................11
PLAN OF DISTRIBUTION..........................................................12
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................13
DESCRIPTION OF BUSINESS.......................................................16
MANAGEMENT....................................................................25
DESCRIPTION OF PROPERTY.......................................................30
LEGAL PROCEEDINGS.............................................................30
PRINCIPAL STOCKHOLDERS........................................................31
CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS.................................33
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS.................................34
DESCRIPTION OF SECURITIES.....................................................35
EXPERTS.......................................................................37
LEGAL MATTERS.................................................................37
HOW TO GET MORE INFORMATION...................................................37
AUDITORS' REPORT...............................................................2
EXHIBIT 5.1....................................................................1
EXHIBIT 23.2...................................................................1
FINANCIAL STATEMENTS.........................................................F-1

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

OVERVIEW

         AEC is an energy company committed to delivering innovative, practical and environmentally responsible fuel and power solutions to consumer, commercial and government markets. The Company's main technology is focused on production of on-demand hydrogen. We believe AEC's hydrogen production process is designed to overcome two major industry obstacles - affordability and safety. The hydrogen production system leverages a proprietary chemical process that yields fuel-cell-quality hydrogen from fresh or salt water, with no known harmful by-products. Since AEC's hydrogen-maker requires little space, we believe it can be designed to directly supply almost any application on an as-needed basis, eliminating the need to store hydrogen in a compressed state.

         AEC is focused upon the commercialization of its patent pending hydrogen technology. The Company believes its hydrogen technology will have application in the areas of stationary and portable fuel cell applications, back-up power applications, electric-powered and gas combusting vehicles, and residential and commercial/industrial applications for users wishing to gain independence from the existing electricity grid. AEC is moving to complete the necessary engineering refinements and industry certifications.

         Management believes that AEC's long-term growth prospects are positively affected by several market and industry trends including continued uncertainty about the price and availability of fossil fuels, growing consumer demand for a reliable alternative to the public electric power grid, continued concerns about the impact of fossil fuels and greenhouse gases on the global environment and serious concerns with the increasing reliance on imported fossil fuels for Western nations.

         Unlike most of its competitors, AEC's process does not generate its hydrogen from fossil fuels. It also does not require any of electric power. Nor does it require a large scale manufacturing process. The Company believes that its technology will have both substantial environmental and cost-competitive advantages in the marketplace.

ABOUT US

         Our principal office is located at 3325 North Service Road, Suite 105, Burlington, Ontario, Canada L7N3G2. Our telephone number is (905) 332-3110.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or are beneficially deemed to be, stockholders of AEC. The selling stockholders consist of Palisades Master Fund LP, which intends to sell up to 1,500,000 shares of common stock including 500,000 shares from the exercise of warrants, Crescent International Ltd., which intends to sell up to 1,200,000 shares of common stock including 400,000 shares from the exercise of warrants, Alpha Capital AG, which intends to sell up to 1,500,000 shares of common stock including 500,000 shares from the exercise of warrants, Bristol Investment Fund, Ltd., which intends to sell up to 450,000 shares of common stock including 150,000 shares from the exercise of warrants, Ellis International Limited, Inc., which intends to sell up to 300,000 shares of common stock including 100,000 shares from the exercise of warrants, Vertical Ventures, LLC, which intends to sell up to 900,000 shares of common stock including 300,000 shares from the exercise of warrants, HPC Capital Management, which intends to sell up to 165,000 shares of common stock all of which are from the exercise of warrants, LRG Holdings Inc., which intends to sell up to 86,666 shares of common stock including 26,666 shares from the exercise of warrants, Professional Traders Fund LLC, which intends to sell up to 433,334 shares of common stock including 133,334 shares from the exercise of warrants, Generation Capital Associates, which intends to sell up to 433,334 shares of common stock including 133,334 shares from the exercise of warrants, First Mirage Inc., which intends to sell up to 433,334 shares of common stock including 133,334 shares from the exercise of warrants, Truk Opportunity Fund LLC, which intends to sell up to 144,444 shares of common stock including 44,444 shares from the exercise of warrants, Alpine Capital, which intends to sell up to 286,000 shares of common stock all of which are from the exercise of warrants, Platinum Partners, which intends to sell up to 750,000 shares of common stock including 250,000 shares from the exercise of warrants, Abraham Schwartz, who intends to sell up to 75,000 shares of common stock including 25,000 shares from the exercise of warrants, Colbart Birnet, who intends to sell up to 300,000 shares of common stock including 100,000 shares from the exercise of warrants, Chana Braun, who intends to sell up to 75,000 shares of common stock including 25,000 shares from the exercise of warrants, Ronald Nash, who intends to sell up to 150,000 shares of common stock including 50,000 shares from the exercise of warrants, Marketwise Trading, which intends to sell up to 300,000 shares of common stock including 100,000 shares from the exercise of warrants, West End Convertible Fund, which intends to sell up to 450,000 shares of common stock including 150,000 shares from the exercise of warrants, Zeena Kaila, who intends to sell 300,000 shares of common stock including 100,000 shares from the exercise of warrants and Taurus Global, LLC, which intends to sell up to 2,189,050 shares of common stock all of which are from the exercise of warrants.

COMMON STOCK OFFERED                12,421,142 shares by selling stockholders

OFFERING PRICE                      Market price

COMMON STOCK OUTSTANDING
  BEFORE THE OFFERING               130,700,395 shares as of March 11, 2004(1)

USE OF PROCEEDS                     We will not receive any proceeds of the
                                    shares offered by the selling stockholders.
                                    Any proceeds received from the exercise of warrants will be used for general working capital. See "Use of Proceeds."

RISK FACTORS                        The securities offered hereby involve a high
                                    degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN
  BOARD SYMBOL                      "ARGY"

------------
(1) Excludes option to purchase 4,280,135 shares of common stock and warrants to purchase a total of 5,861,142 shares of common stock outstanding as of March 11, 2004.

                             SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                           FOR THE YEAR ENDED     FOR THE YEAR ENDED
                                                               DECEMBER 31,           DECEMBER 31,
                                                                   2003                   2002
                                                           ------------------     ------------------
STATEMENT OF OPERATION DATA:

Revenues                                                      $         --           $         --
Administrative expenses                                             76,973                 71,995
Consulting fees                                                  2,857,703                721,098
Management fees                                                    240,000                239,201
Professional fees                                                   29,443                 18,075
Stock option benefit                                               697,000                     --
Amortization of goodwill                                                --                     --
Recovery of loan                                                  (202,000)                    --
Loss on investments                                                     --             (1,059,197)
Net Profit (loss)                                               (3,699,119)            (2,109,366)
Net Profit (loss) per share                                          (0.08)                 (0.32)
Weighted average number of common shares outstanding            45,798,538              6,521,203


                                                               DECEMBER 31,           DECEMBER 31,
                                                                   2003                   2002
                                                           ------------------     ------------------
BALANCE SHEET DATA:

Cash                                                          $    411,727           $         --
Deferred consulting costs                                        3,122,456                     --
Prepared expenses and sundry assets                                 38,801                     --
Technology, licenses and patents                                 1,969,236                     --
Total assets                                                     5,542,220                     --
Accounts payable and accrued liabilities                           236,954                202,000
Stock option liability                                             864,780                153,180
Note due to related party                                          180,362                     --
Total liabilities                                                1,291,096                355,180
Capital stock                                                      125,747                 13,181
Additional paid-in capital                                      18,696,548             10,503,691
Deficit                                                        (14,571,171)              (355,180)
Total liabilities and stockholders' deficit                      5,542,220                     --

                                                  3

                                  RISK FACTORS

         WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

AEC HAS LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         We have not been profitable and have lost money on both a cash and non-cash basis. For the year ended December 31, 2003 and December 31, 2002, we lost $3,699,119 and $2,109,566, respectively. Our accumulated deficit was $14,571,171 at December 31, 2003. Future losses are likely to occur, as we are dependent on spending money to pay for our operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

AEC MAY NEED TO RAISE ADDITIONAL CAPITAL OR DEBT FUNDING TO SUSTAIN OPERATIONS

         Unless AEC can become profitable with the existing sources of funds we have available, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to develop our products. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable sales we may have to raise capital to repay the deficit and provide more working capital attain revenues. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         There has been a limited public market for our common stock and there can be no assurance that a public trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that AEC will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

         o        With a price of less than $5.00 per share;

         o        That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of key executives, including Blaine Froats, our Chairman of the Board and Chief Executive Officer. The Company does not have an employment agreement with Mr. Froats and does not maintain key man life insurance on Mr. Froats. The loss of the services of Mr. Froats could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

WE MAY NOT BE ABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THE FOUNDATION OF OUR BUSINESS, WHICH COULD HARM OUR BUSINESS BY MAKING IT EASIER FOR OUR COMPETITORS TO DUPLICATE OUR SERVICES

         We regard certain aspects of our products, processes, services and technology as proprietary. We have taken steps to protect them with patent applications, restrictions on disclosure and other methods. Despite these precautions, we cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. Any infringement, misappropriation or independent development could severely detriment our operations.

         We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results such that it could cause us to reduce our operations.

OTHER PARTIES MAY ASSERT THAT OUR TECHNOLOGY INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD DIVERT MANAGEMENT TIME AND RESOURCES AND POSSIBLY FORCE AEC TO REDESIGN OUR TECHNOLOGY

         Technology-based industries, such as ours, are characterized by an increasing number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to us. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us and could cause us to reduce our operations.

OUR PRODUCTS USE INHERENTLY DANGEROUS, FLAMMABLE FUELS, WHICH COULD SUBJECT US TO PRODUCT LIABILITY CLAIMS

         Our business exposes us to potential product liability claims that are inherent in hydrogen and products that use hydrogen. Hydrogen is a flammable gas and therefore a potentially dangerous product. Our products produce hydrogen from water utilizing a new metallurgy and chemical process and to the extent that hydrogen is in our product or the surrounding power systems, it is flammable. Any accidents involving our products or other hydrogen-based products could materially impede widespread market acceptance and demand for our hydrogen generator or other products. We have not negotiated a products liability policy at this time and also cannot predict whether we would be able to maintain insurance coverage on acceptable terms. In addition, we may be held responsible for damages beyond the scope of insurance coverage.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 130,700,395 shares of common stock outstanding as of March 11, 2004, 14,559,921 shares are currently freely tradable without restriction and 116,150,474 are restricted. These restricted shares of common stock may be resold in the public market only if registered or pursuant to an exemption from registration. In addition, we have issued warrants to purchase 5,861,142 shares of common stock and have options outstanding to purchase 4,280,135 shares of common stock.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market 12,421,142 shares of common stock being registered in this offering. That means that up approximately 12,421,142 shares may be sold pursuant to this offering. Such sales may cause our stock price to decline.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to AEC and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                 PERCENTAGE OF                        PERCENTAGE OF SHARES
                                   SHARES BENEFICIALLY         OUTSTANDING SHARES                         BENEFICIALLY
                                      OWNED BEFORE             BENEFICIALLY OWNED   SHARES TO BE SOLD      OWNED AFTER
                                        OFFERING               BEFORE OFFERING(1)    IN THE OFFERING       OFFERING(1)
                                   --------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                   JANUARY 2004 FINANCING TRANSACTION
-------------------------------------------------------------------------------------------------------------------------
 Palisades Master Fund LP               1,500,000                          1.14%        1,500,000                  0.00%
 Crescent Intemational Ltd.             1.200,000                             *         1,200,000                  0.00%
 Alpha Capital AG                       1,500,000                          1.14%        1,500,000                  0.00%
 Bristol Investment Fund, Ltd.            450,000                             *           450,000                  0.00%
 Ellis International Limited, Inc.        300,000                             *           300,000                  0.00%
 Vertical Ventures, LLC                   900,000                             *           900,000                  0.00%
 Platinum Partners                        750,000                             *           750,000                  0.00%
 Abraham Schwartz                          75,000                             *            75,000                  0.00%
 Colbart Birnet                           300,000                             *           300,000                  0.00%
 Chana Braun (David Leiner)                75,000                             *            75,000                  0.00%
 Ronald Nash                              150,000                             *           150,000                  0.00%
 Marketwise Trading                       300,000                             *           300,000                  0.00%
 West End Convertible Fund                450,000                             *           450,000                  0.00%
 Zeena Kaila                              300,000                             *           300,000                  0.00%
                                   --------------------------------------------------------------------------------------

 TOTAL FOR JANUARY 2004 FINANCING       8,250,000                          6.18%        8,250,000                  0.00%
 TRANSACTION                       --------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                   DECEMBER 2003 FINANCING TRANSACTION
-------------------------------------------------------------------------------------------------------------------------
 LRG Holdings Inc.                         86,666                             *            86,666                  0.00%
 Professional Traders Fund LLC            433,334                             *           433,334                  0.00%
 Generation Capital Associates            433.334                             *           433,334                  0.00%
 First Mirage Inc.                        433,334                             *           433,334                  0.00%
 Truk Opportunity Fund LLC                144,444                             *           144,444                  0.00%
                                   --------------------------------------------------------------------------------------

 TOTAL FOR DECEMBER 2003 FINANCING      1,531,112                          1.17%        1,531,112                  0.00%
 TRANSACTION                       --------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                   CONSULTANTS
-------------------------------------------------------------------------------------------------------------------------
 HPC Capital Management                   165,000                             *           165,000                  0.00%
 Alpine Capital                           286,000                             *           286,000                  0.00%
 Taurus Global, LLC                     2,189,030                          1.65%        2,189,030                  0.00%
                                   --------------------------------------------------------------------------------------

 TOTAL FOR CONSULTANTS                  2,640,030                          1.98%        2,640,030                  0.00%
                                   --------------------------------------------------------------------------------------

 TOTAL                                 12,421,142                          9.10%       12,421,142                  0.00%
                                   ======================================================================================

-------------
*        Less than 1%.

(1) Applicable percentage of ownership is based on 130,700,395 shares of common stock outstanding as of March 11, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of March 11, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 11, 2004, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

         The following information contains a description of each selling shareholder's relationship to AEC and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with AEC:

         JANUARY 2004 FINANCING. In January 2004, AEC entered into a Securities Purchase Agreement with Palisades Master Fund LP, Crescent International Ltd., Alpha Capital AG, Bristol Investment Fund, Ltd., Ellis International Limited, Inc., Vertical Ventures, LLC, Platinum Partners, Abraham Schwartz, Colbart Birnet, Chana Braun, Ronald Nash, Marketwise Trading, West End Convertible Fund, and Zeena Kaila pursuant to which AEC sold a total of 5,500,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 2,750,000 shares of common stock at an exercise price of $0.85 per share. The warrants have a three year term. AEC received gross proceeds of $2,750,000 from this transaction.

         DECEMBER 2003 FINANCING. In December 2003, AEC entered into a Securities Purchase Agreement with LRG Holdings Inc., Professional Traders Fund LLC, Generation Capital Associates, First Mirage Inc., Truk Opportunity Fund LLC, pursuant to which AEC sold a total of 1,060,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 471,112 shares of common stock and an exercise price of $1.20 per share. The warrants have a three year term. AEC received gross proceeds of $530,000 from this transaction.

         CONSULTANT SHARES. As part of these financings, AEC has issued warrants to consultants of the Company. HPC Capital Management was issued warrants to purchase 165,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction. Alpine Capital was issued warrants to purchase a total of 281,000 shares of common stock. Of this total, warrants to purchase 106,000 shares of common stock at $1.20 per share were issued as part of the December 2003 financing transaction and warrants to purchase 180,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction. In exchange for introduction to strategic partners and other business services, Taurus Global, LLC has been issued warrants to purchase a total of 2,189,030 shares of common stock. Of this total, warrants to purchase 1,973,030 shares of common stock have an exercise price of $1.67 per share, warrants to purchase 144,000 have an exercise price of $0.50 per share, and warrants to purchase 72,000 shares of common stock have an exercise price of $0.85 per share.

         Palisades Master Fund LP is organized under the laws of British Virgin Islands. All investment decisions for Palisades Master Fund LP are made by PEF Advisors LLC, the general partners.

         Crescent International Ltd. is organized under the laws of Bermuda. All investment decisions for Crescent International Ltd. are made by Mel Craw and Maxi Brezzi.

         Alpha Capital AG is organized under the laws of Liechtenstein. All investment decisions for Alpha Capital AG are made by Konrad Ackerman.

         Bristol Investment Fund, Ltd. is organized under the laws of the Cayman Islands. All investment decisions for Bristol Investment Fund, Ltd. are made by Paul Kessler, Director and Member of the investment manager to Bristol Investment Fund, Ltd.

         Ellis International Limited, Inc. is organized under the laws of Panama. All investment decisions for Ellis International Limited, Inc. are made by Wilhelm Ungar.

         Vertical Ventures, LLC is organized under the laws of Delaware. All investment decisions for Vertical Ventures, LLC are made by Josh Silverman.

         Platinum Partners is organized under the laws of New York. All investment decisions for Platinum Partners are made by Frank Giorgio.

         Abraham Schwartz, Colbart Birnet, Chana Braun, Ronald Nash and Zeena Kaila are accredited investors who purchased shares of common stock and warrants in the January 2004 financing transaction.

         Marketwise Trading is organized under the laws of New York State. All investment decisions for Marketwise Trading are made by Rachel Gershan.

         West End Convertible Fund is organized under the laws of Cayman Islands. All investment decisions for West End Convertible Fund are made by Ethan Benovitz, Jaime Hartman and Daniel Saks.

         LRG Holdings Inc. is organized under the laws of Ontario, Canada. All investment decisions fro LRG Holdings Inc. are made by Shimshon Gross.

         Professional Traders Fund LLC is organized under the laws of NY State. All investment decisions for Professional Traders Fund LLC are made by Mark Swickle.

         Generation Capital Associates is organized under the laws of Georgia. All investment decisions for Generation Capital Associates are made by Frank E. Hart.

         First Mirage Inc. is organized under the laws of Delaware. All investment decisions for First Mirage Inc. are made by Dave Rapaport.

         Truk Opportunity Fund LLC is organized under the laws of Delaware. All investment decisions for Truk Opportunity Fund LLC are made by Michael E. Fein and Stephen E. Saltstein.

         HPC Capital Management is organized under the laws of Georgia. All investment decisions for West End Convertible Fund are made by Vince Sbarra and Paul T. Mannion jr.

         Alpine Capital is organized under the laws of Delaware. All investment decisions for Alpine Capital are made by Evan Bines.

         Taurus Global, LLC is organized under the laws of Delaware. All investment decisions for Taurus Global are made by Franco Scalamandre and Michael Rosenberg.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering, except to the extent that the selling shareholders exercise their respective warrants. The exercise of the warrants to purchase 5,861,142 shares would generate a total of $6,751,444.50 in proceeds for AEC. Any proceeds generated by the exercise of warrants would be used by AEC for general working capital purposes.

                              PLAN OF DISTRIBUTION

         The selling stockholders of the common stock of AEC and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        settlement of short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

GENERAL

         The following discussion and analysis should be read in conjunction with the financial statements, and the notes thereto included herein. The information contained below includes statements of AEC's or management's beliefs, expectations, hopes, goals and plans that, if not historical, are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. For a discussion on forward-looking statements, see the information set forth in the Introductory Note to this registration statement under the caption "Forward Looking Statements", which information is incorporated herein by reference.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND NEW ACCOUNTING PRONOUNCEMENTS

         Management's discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those listed below:

DEFERRED CONSULTING COSTS

         Shares have been issued to service providers and consultants over the term of contracts ranging from 1 to 3 years. Shares have been issued at the fair market value price at date of contract signing and the expense will be amortized over the term of the contract.

IMPAIRMENT OF INTANGIBLE ASSETS WITH INDEFINITE LIVES

         On May 22, 2003, the Company adopted SFAS No 142, "Goodwill and Other Intangible Assets." Under the new statement, the Company no longer amortizes intangible assets with indefinite lives, but instead tests for impairment on at least an annual basis. In accordance with SFAS No. 142, the Company evaluates the carrying value of other intangible assets annually as of December 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to, (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether the other intangible asset is impaired, the Company compares the fair value of the reporting unit to which the other intangible asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit to its carrying amount. In calculating the implied fair value of the other intangible assets, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of its intangibles. The initial evaluation of the intangible assets completed as of October 1, 2003 in accordance with SFAS No. 142 resulted in no impairment losses. Additionally, the Company performed its periodic review of its intangible assets for impairment as of December 31, 2003, and did not identify any asset impairment as a result of the review.

STOCK OPTION PLANS

         The Company applies the fair value based method of accounting prescribed by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION in accounting for its stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of grant based on the fair market value of the stock and expensed in the period which the option was granted.

RESULTS OF OPERATIONS

         FOR FISCAL YEAR ENDED DECEMBER 31, 2003, COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2002

         REVENUES

         For the fiscal years ended December 31, 2003 and December 31, 2002, AEC had no revenues. AEC continues its efforts to develop its hydrogen production system.

         EXPENSES

         AEC had total expenses of $3,699,119 and $2,109,566 in the fiscal year ended December 31, 2003 and December 31, 2002, respectively. AEC's expenses for the fiscal year ended December 31, 2003 consisted of $76,973 in administrative expenses, $2,857,703 in consulting fees, $240,000 in management fees, $29,443 in professional fees, and $697,000 in stock option benefits. During the fiscal year ended December 31, 2002, AEC's expenses were substantially the same as in fiscal year 2003, except for consulting fees, which were $721,098 in the 2002 period and AEC had no stock option benefit expense in the 2002 period. The stock option benefit expense resulted from AEC's adoption of a stock option plan in May 2003, and the subsequent grant of options to purchase 4,1000,00 shares of AEC's common stock. AEC did recover $202,000 on a loan made by AEC, which offset AEC's expenses in fiscal year 2003. Additionally, AEC had a loss on an investment of $1,059,197 in 2002, and no loss on investments in 2003. Over the next 12 months, AEC anticipates that its expenses will increase over its expenses in fiscal year 2003 as a result of AEC's continuation of the development of its hydrogen production system.

         NET LOSS

         AEC had a net loss of $3,699,119 for the fiscal year ended December 31, 2003, compared with a net loss of $2,109,566 for the fiscal year ended December 31, 2002. The increase of $1,589,553 in the net loss for the 2003 fiscal year compared to the 2002 fiscal year relates mainly to the increase in consulting fees and stock option benefit expenses in the 2003 period, offset by the $1,059,197 AEC incurred as a result of a loss on investments in the 2002 period. Management believes that, for the fiscal year ending December 31, 2004, AEC will only be able to reduce its net loss if AEC can create and sustain significant revenues from its hydrogen production system.

LIQUIDITY AND CAPITAL RESOURCES

         AEC's financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. AEC incurred a net loss of $3,699,119 and $2,109,566 for the years ended December 31, 2003 and December 31, 2002, respectively, and has an accumulated deficit of $14,571,171 at December 31, 2003. AEC had $2,612,013 in United Stated Dollars and $23,766 in Canadian Dollars in cash on hand as of March 3, 2004. Management may obtain additional capital principally through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon AEC ultimately obtaining profitable operations. However, no assurances can be given that AEC will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected.

         AEC is at present meeting its current obligations from financing activities. However, due to no cash generated from operations, AEC currently does not internally generated cash sufficient to pay all of its incurred expenses and other liabilities. As a result, AEC is dependent on investor capital and loans to meet its expenses and obligations. Although investor funds have allowed AEC to meet its obligations in the recent past, there can be no assurances that AEC's present methods of generating cash flow will be sufficient to meet future obligations. Historically, AEC has, from time to time, been able to raise additional capital, but there can be no assurances that AEC will be able to raise additional capital in this manner.

         Net cash used in operating activities was $1,668,601 for the twelve month period ended December 31, 2003, compared with $136,489 for the twelve month period ended December 31, 2002. The Net Cash for the 2003 period resulted mainly from an adjustment to the Company's net loss for stock issuances for services of $7,773,423, deferred consulting costs of $3,122,456 and stock option liability of $693,600.

         Net cash obtained from financing activities was $712,362 for the twelve month period ended December 31, 2003, compared with $141,794 for the twelve month period ended December 31, 2002. In the 2003 period, the Company issued shares of common stock for $532,000 and received advances from directors totaling $180,362.

         Net cash used in investing activities for the fiscal year ended December 31, 2003 was $1,969,236 for the purchase of intangible assets. There was no cash used for investing activities during the fiscal year ended December 31, 2002.

         In January 2004, AEC entered into a Securities Purchase Agreement with Palisades Master Fund LP, Crescent International Ltd., Alpha Capital AG, Bristol Investment Fund, Ltd., Ellis International Limited, Inc., Vertical Ventures, LLC, Platinum Partners, Abraham Schwartz, Colbart Birnet, Chana Braun, Ronald Nash, Marketwise Trading, West End Convertible Fund, and a trust account pursuant to which AEC sold a total of 5,500,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 2,750,000 shares of common stock at an exercise price of $0.85 per share. The warrants have a three year term. AEC received gross proceeds of $2,750,000 from this transaction.

         In December 2003, AEC entered into a Securities Purchase Agreement with LRG Holdings Inc., Professional Traders Fund LLC, Generation Capital Associates, First Mirage Inc., Truk Opportunity Fund LLC, pursuant to which AEC sold a total of 1,060,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 471,112 shares of common stock and an exercise price of $1.20 per share. The warrants have a three year term. AEC received gross proceeds of $530,000 from this transaction.

         May 22, 2003, AEC issued 104,870,715 shares of common stock to AEC1, Inc. in exchange for technology, products and licenses.

         AEC expects to have sufficient cash to meet its short-term capital requirements. However, there are no assurances that AEC will be able to raise sufficient funds to meet long-term capital needs. AEC may also seek alternative sources of financing, including from more conventional sources such as bank loans and credit lines. Again, no assurances can be given that AEC will be able to meet its needs through the sale of securities or otherwise. Further, the availability of any future financing may not be on terms that are satisfactory to AEC.

         From time to time, AEC may evaluate potential acquisitions involving complementary businesses, content, products or technologies. AEC has no present agreements or understanding with respect to any such acquisition. AEC's future capital requirements will depend on many factors, including growth of AEC's business, the success of its operations, economic conditions and other factors including the results of future operations.

PLAN OF OPERATION

         AEC is currently building and testing prototype units for the hydrogen production system that is one of the key elements to producing a viable fuel cell, which we intend to be used in both residential and commercial applications. The prototype units are being built at AEC's facility with certain components being provided by outside contractors.

         The prototype units are being tested in our newly built lab in order that the design will allow for the production hydrogen in a safe and cost effective manner. The technology will need to go through extensive safety testing and will have to meet various government safety standards prior to placement in homes and businesses.

         In order to accomplish these steps management estimates that the Company we will require several million dollars. As the Company does not have any current revenue, such funds will come from loans from officers and private placements of the Company's common stock.

                             DESCRIPTION OF BUSINESS

BACKGROUND

         AEC (formerly known as COI Solutions, Inc.) was incorporated under the laws of the State of Nevada on August 1, 1997 as Expedia Com Global, Inc., to engage in the business of furnishing Internet and telecommunications consulting services to businesses engaged in the health care, trade and commerce, and travel and tourism industries.

         On August 23, 1997, Expedia Com Global, Inc. changed its name to Expediacom Global Inc. On November 16, 1998, Expediacom Global Inc. changed its name to COI Solutions, Inc. The common shares of the Company commenced trading in June 1998 on the Bulletin Board operated by the National Association of Securities Dealers Inc. ("NASD") under the symbol "COSL." The Company's common stock was delisted from the Bulletin Board on October 25, 1999, as a result of the Company's failure to file reports with the Securities and Exchange Commission as mandated by the NASD. The Company filed the Form 10-SB which was declared effective and has traded on the OTC Bulletin Board since July, 2000, under the symbol COII.

         The Company was formerly engaged in the business of furnishing Internet and telecommunications consulting services to businesses engaged in the health care, trade and commerce, and travel and tourism industries.

         During 1997 to 1999, the Company had an agreement with World Telehealth
(WTH), a Florida based healthcare company, to develop their company infrastructure and the associated web based products. This contract was terminated in 1999 due to a lack of funding.

         During 1999 to 2001, the Company provided consulting services to build the TeleMedica Group business. The Company developed a web based platform to allow the facilitation of healthcare services on a global basis. An additional administrative application was under development in 2001 and 2002 to facilitate the marketing and servicing of insurance products to expatriates living outside their country of origin. Through the conversion of debt to equity, the Company acquired a 95% ownership stake in TeleMedica during the period from October 2000 to April 2001.

         In 2002 the Company entered into an agreement to acquire an Asian health insurance concern, ICura. However, in August 2002 our partner in the transaction pulled out after significant expense was incurred.

         In December 2002, the Company entered into an agreement with AEC1, Inc., formerly known as Alternate Energy Corp. to acquire their assets. AEC1, Inc. is a company that is not in the industry that the Company was in. However, the board of directors decided that the Company would not be able to execute its e-health business plan. The agreement with AEC1, Inc. required the Company to initiate a 2.2 for 1 reverse split. The Company then issued 104,870,715 new shares to AEC1, Inc. and received a forgiveness of $202,000 of debt owed to AEC1, Inc. for the assets. The acquisition of the assets was completed on May 23, 2003 and a new board of directors was elected. The Company changed its name to Alternate Energy Corp. and its trading symbol to "ARGY."

OVERVIEW

         AEC is an energy company committed to delivering innovative, practical and environmentally responsible fuel and power solutions to consumer, commercial and government markets. The Company's main technology is focused on production of on-demand hydrogen. We believe AEC's hydrogen production process is designed to overcome two major industry obstacles - affordability and safety. The hydrogen production system leverages a proprietary chemical process that yields fuel-cell-quality hydrogen from fresh or salt water, with no known harmful by-products. Since AEC's hydrogen-maker requires little space, we believe it can be designed to directly supply almost any application on an as-needed basis, eliminating the need to store hydrogen in a compressed state.

         AEC is focused upon the commercialization of its patent pending hydrogen technology. The Company believes its hydrogen technology will have application in the areas of stationary and portable fuel cell applications, back-up power applications, electric-powered and gas combusting vehicles, and residential and commercial/industrial applications for users wishing to gain independence from the existing electricity grid. AEC is moving to complete the necessary engineering refinements and industry certifications.

         Management believes that AEC's long-term growth prospects are positively affected by several market and industry trends including continued uncertainty about the price and availability of fossil fuels, growing consumer demand for a reliable alternative to the public electric power grid, continued concerns about the impact of fossil fuels and greenhouse gases on the global environment and serious concerns with the increasing reliance on imported fossil fuels for Western nations.

         Unlike most of its competitors, AEC's process does not generate its hydrogen from fossil fuels. It also does not require any of electric power. Nor does it require a large scale manufacturing process. The Company believes that its technology will have both substantial environmental and cost-competitive advantages in the marketplace.

TECHNOLOGY

         The AEC Hydrogen Production Technology improves the production of hydrogen, and resultant gaseous formation, without the need for external energy input at time of production. The components are comprised of a unique metal alloys immersed in an aqueous media. These alloys can produce effective, highly purified hydrogen utilizing a low cost mix of materials.

         Suitable water sources for the aqueous media includes, but are not limited to, distilled water, natural sea water, artificial sea waters formulated with the addition of mineral salts to distilled or other water, brine, mineral waters, or any manner of natural fresh waters.

         Upon immersion of fabricated alloys into the aqueous media, immediate production of aqueous ions and gaseous components, including but not limited to, hydrogen and oxygen, result. No source of external energy is introduced or required for such production. The process does not involve electrolysis, or the use of external source of electrical power of any manner. Removal apparatus for the oxygen are not required for the purity levels required in use by alkaline fuel cells and internal combustion engines.

         Gaseous output has been successfully utilized as the sole fuel source to power an internal combustion engine for indefinite periods of time, with only the ongoing addition of water, and as the power source for a motorized fuel cell vehicle. The output from the AEC process was certified by Maxxam Analytics, and analytical laboratory company in Canada, to be 99.9% pure hydrogen on October 7, 2003.

STRATEGY

         AEC's strategy is to attempt to achieve a leading market position in the market segments that we believe that we can penetrate rapidly and with relatively little difficulty. The factors evaluated in selecting the initial markets include market size, certifications and licenses required, established competitors, distribution channels, ease of penetration, warranty and service, and several others.

         Based upon AEC's evaluation of the various factors, we have targeted for initial penetration the commercial back-up power market due to initial speed to market, large market, open market, distribution channels, and ease of penetration, along with the green energy markets due to its being a small market that we believe can be quickly and relatively easily captured through an open market, strong distribution channels, and ease of penetration. Phase II markets include Marine Power due to its being a smaller market with high margins which can be readily accessed and Vehicle Propulsion due to the large amount of grant and other subsidized financing available.

         In entering the initial markets, AEC is first introducing the technology to the various resources that would add the proper imprimatur to the technology, including major engineering firms and US federal government contracting entities. We are looking to these resources to provide an evaluation of the technology including engineering and test reports, determination of their market strengths and available support in distributing the technology, the purchase of units for testing purposes, and introduction to appropriate federal government agencies through their existing relationships. Applications for CRADA and SBIR grants to conduct these tests and purchases may be applied for as part of the development and certification process. Each agency will be approached on a strategic alliance level to assist in not only testing, but deployment throughout their network of agencies and customers within government, and access to their Fortune 100 alliances. We additionally intend to create a targeted advisory panel and develop relationships with these key individuals as appropriate.

         Upon establishing a secure position in its initial markets, AEC will consider additional markets as appropriate. AEC has divided its prospective markets into four phases as follows: PHASE I - IMMEDIATE IMPLEMENTATION: Markets that have immediate corporate action and resources; PHASE II - SECONDARY
IMPLEMENTATION: Upon establishing a solid marketing position in Phase I markets,

Phase II markets may be selectively considered while not distracting from the market penetration of Phase I markets. Phase II market operations may be prepared during implementation of Phase I. PHASE III - MID RANGE MARKETS: Upon establishing solid control of Phase I markets and strong market position in Phase II markets, Phase III markets may be selectively developed. PHASE IV - LONG RANGE MARKETS: These markets may be postponed for an extended period until prior phases are accomplished.

         Based upon AEC's evaluation of the various market segments (see Marketing for further details), it has categorized them as follows:

         PHASE I - IMMEDIATE IMPLEMENTATION: Commercial Back-Up Power, Green Energy (Residential and Commercial)

         PHASE II - SECONDARY IMPLEMENTATION: Technology Back-Up Power, Marine Power Systems, Vehicle- Propulsion, Vehicle- Electric Power/Hybrid, Offshore Emergency Back-Up

         PHASE III - MID RANGE MARKETS: Residential Back-Up Power- Retrofit, Off The Grid (Residential and Commercial), First Responder, Emergency Power

         PHASE IV - LONG RANGE MARKETS: Government Back-Up Power, New Residential Construction, Offshore Brown Out, Offshore Ecological

PRODUCT

         AEC's hydrogen production system leverages a proprietary chemical process that yields fuel-cell-quality, on-demand hydrogen from fresh or salt water, with no known harmful by-products - at low comparative cost. AEC first purchased the technology from the creator in July, 2003 in exchange for the payment of 4,500,000 shares of the Company's common stock and $140,800 in cash and later acquired the proprietary hydrogen technology for all fuel cells globally in September of 2003.

         We have been further refining the hydrogen production process at our head office facility in Burlington, Ontario, Canada. Due to the strict purity and volume requirements of a fuel cell, our engineering team has worked in conjunction with a number of recognized independent laboratories to ensure that outputs met acceptable levels for this application. We have also been working with Astris Energi Inc. under a letter of intent to enter into a joint venture agreement. Astris has used AEC's affordable hydrogen on their 1kw alkaline fuel cell. AEC further validated our proprietary process when its hydrogen successfully powered the Astris' 1kw golf cart on September 16th, 2003 using hydrogen derived from water with no other energy input.

         Currently, patent applications have been filed for our on-demand hydrogen technology and we are conducting third party lab testing to quantify product-engineering specifications, as well as refining the technology into a smaller size for more practical market applications.

RESEARCH AND DEVELOPMENT

         Based on 25 years of research and development, we believe that the hydrogen production system is now at a stage that can be turned over to a specially qualified engineering group. Our in-house research team has bench tested the results of the technology configuration. This configuration and its associated mechanical designs are now ready for the final engineering prior to productization and commercialization. Both of these elements will play a major role in marketing the early release units to the Phase I markets as designated in our marketing summary.

         Since May 2003, we have spent in excess of $360,000 on research and development of our hydrogen production process.

MANUFACTURING

         We intend to lease a facility in Oak Ridge, Tennessee, which is located near our research contractor. The Oak Ridge National Laboratory has conducted advanced research on hydrogen for over twenty years and has a broad background and knowledge of this science and its related applications. The location of the fabrication facility in Oak Ridge should also take advantage of the semi-retired and retired PhD's that are available in the area to assist in developing market specific applications for the use of hydrogen. In addition we believe that there is an ample supply of qualified labor to build the initial early release units for each market sector described in our product plan.

         We have located a facility, that should be very reasonable to rent or purchase, which was built by the Tennessee Valley Authority for similar research on energy products. Management believes this area offers a unique source of knowledgeable expertise and capacities.

MARKETING

         We have evaluated the prospective markets for our products by several evaluation criteria. The results are numerically summarized in the following table (1 = most favorable to the Company and 5 = least favorable to the Company):

             Speed                                               Maint-   Cost of
             to                      Avail-                      enance    sale,            Sales           Warranty
             initial                  able   Distr-    Ease of    and     market-            and              and    Operating
             product  Gross  Market  market  ibution    pene-    cost to   ing            financing Manufa-  after    Expecta- Grant
             launch   margin Size    share   channels  tration   operate overhead Service structure cturing  market    tions   Money
             ------   -----------    -----   --------  -------   ------- -------- ------- --------- -------  ------    -----   -----
Commercial
  back-up
  power          2      3      2       1         1        1         2        3      2       4          3        1         4      4
Green
  energy
  (res.
  and comm.)     1      2      4       2         1        1         2        1      3       1          2        3         1      2
Technology
  Back-up
  Power          2      4      1       4         2        4         3        4      3       2          2        2         4      5
Marine
  Power
  Systems        1      1      4       3         2        2         2        2      3       2          3        2         4      5
Vehicle-
  Propulsion     5      5      1       5         4        5         4        5      5       2          5        5         5      1
Vehicle-
  Electric
  Power/hybrid   2      4      1       5         4        5         4        5      5       2          5        5         5      1
Offshore
  Emergency
  Back-up        3      4      2       3         4        3         2        3      2       4          2        2         5      1
Residential
  Back-up
  Power
  (Retrofit)     1      3      4       2         1        1         3        3      3       4          2        2         3      4
Off the
  grid
  (res.
  and comm.)     2      4      5       5         3        3         2        3      3       4          3        4         1      5
First
  Responder      3      2      3       4         3        4         2        2      3       2          3        3         4      2
Emergency
  Power          2      3      2       5         5        5         3        4      4       4          4        3         5      2
Government
  Back-up
  Power          4      2      2       4         2        3         4        4      4       3          5        4         5      2
New
  Residential
  Construction   3      3      1       4         1        4         5        5      5       2          4        4         4      4
Offshore
  Brown Out      2      3      2       4         5        5         3        4      2       5          3        4         2      1
Offshore
  Ecological     3      4      4       5         5        4         3        3      3       4          2        4         3      3

         The Evaluation Criteria for the foregoing market analysis are defined as follows: SPEED TO INITIAL PRODUCT LAUNCH- After 9 months initial development for first 5 and 10 Kwh products, how long until reasonable initial penetration of the market or establishing a beachhead; GROSS MARGIN- Gross margin on initial product sale based upon competitive products. Does not include estimate of trailing (recurring) revenue streams, which should be 5-8% of sales price in most markets; MARKET SIZE- Comparative number of prospective, qualified customers; AVAILABLE MARKET SHARE- Amount of room for competition given incumbent status; DISTRIBUTION CHANNELS- Availability, penetration levels, relationships, and other factors effecting ability to reach the market and the speed with which this can be done; EASE OF PENETRATION- How established are incumbents, how organized are distribution channels for new products, and quality and reputation of potential distribution channels; MAINTENANCE AND COST TO OPERATE- Customer expectations for care and maintenance and whether done in-house or outsourced to services organizations; COST OF SALE, MARKETING OVERHEAD- Advertising channels, direct sales and internal meetings, cost to develop communications materials, publicity and promotion programs, trade shows and conferences, personnel and support cost (i.e. research, estimating) of closing sale; SERVICE- Technical support organization, large maintenance contracts, nationwide service organizations, availability, cost, and quality; SALES AND FINANCING STRUCTURE- Leasing plans, financing terms, tax credits, federal credits; MANUFACTURING- Cost of meeting different standards, certifications, and packaging requirements for the market; WARRANTY AND AFTER MARKET- Extended warranty contracts for revenue stream, planned replacement and maintenance for critical service applications; OPERATING EXPECTATIONS - Quality control, life cycle, packaging, image requirements. Non demanding customers are a "1" and very demanding customers are a "5" in above rating system; GRANT MONEY- Ease of application and availability of funds.

         Based upon the above market analysis, we have categorized our market priorities as follows:

PHASE I - IMMEDIATE IMPLEMENTATION

         1. COMMERCIAL BACK-UP POWER: Critical power to operate basic functions of a facility in event of power outage. Sub-categories include Healthcare/Medical, Food Service (refrigeration, etc.), Security, Banking, Retail markets. The initial speed to this large, open market, distribution channels, and ease of penetration make this a candidate for immediate implementation despite the difficulties in sales and financing structure (costs as high as 12% for leasing, vendor financing, etc.) and high operating expectations of the customer base.

         2. GREEN ENERGY (RESIDENTIAL AND COMMERCIAL): Concerned citizens and businesses that want to stop pollution already pay 15-20% more per Kwh for their power. Most major power companies support green energy programs either through the public utility or private companies, E.G., PECO, Southern Power, TVA. This is a small market that management believes can be quickly and relatively easily captured due to an open market, strong distribution channels, and ease of penetration. Additionally, almost all other considerations with the exception of Service and Warranty are highly favorable.

PHASE II - SECONDARY IMPLEMENTATION

         1. TECHNOLOGY BACK-UP POWER (EMERGENCY STANDBY POWER): We believe that this is a very large market with relatively rapid speed-to-market opportunities. However, it is not in Phase I due to estimated tight gross margins, strong incumbent competition, issues with penetration, high marketing costs and high user expectations. Due to its size and our belief that we can get to it quickly through excellent distribution channels, this indicates it should receive a higher priority than later phase markets. Target segments include specific organizations that provide critical business operations such as routers, servers, computer infrastructure that are generally outsourced to service groups that provides emergency back-up systems on a monthly contract or long term basis.

         2. MARINE POWER SYSTEMS: Management believes that this is a smaller market but has exceptional margins that we believe we can access reasonably quickly, as certification through such organizations as the U.S. Coast Guard is not often a lengthy process. Replacement of diesel and gas generators that are drop-ins bought every day. Typically, most 32 foot + boats have a generator. Another sub-category is electric generation to batteries to power electric engines for boats, a large trend in the category. We believe that the U.S. military is building many electric ships to avoid weight of diesel fuel and utilize new lightweight batteries. Sail boats are also early adopters of new alternative propulsion systems. The difficulty may be penetration, high marketing and sales costs, and high user expectations take it out of a Phase I candidate where we do not want to address these obstacles initially.

         3. VEHICLE- PROPULSION: Management believes that this market has exceptional obstacles but has the offset of a large amount of federal grant and other subsidized financing available. For this reason alone, initiation of work on this market can be begun in Phase II and may be able to be funded without equity or debt cost. To drive actual vehicle wheels by electric battery that is charged by the unit is possible now. We believe that many government funded programs will require that federal employees drive these units as a priority. Competition is fierce with Honda, Toyota, GM, Ford all working with PEM-based fuel cells, and AEC-Astris' on-demand alkaline fuel cell model needs to be presented and gain acceptance.

         4. VEHICLE- ELECTRIC POWER/HYBRID: For the same reasons as Vehicle Propulsion.

         5. OFFSHORE EMERGENCY BACK-UP: Hurricanes, tornados, typhoons are a regular fact of life in such markets that have regular power interruptions such as Caribbean nations like Jamaica, Bahamas, Cuba, Mexico, the Philippines, Taiwan, India, Bangladesh, Pakistan. The need for back up power is real in all of these nations. Management believes this distribution via such organizations as the Red Cross and other aid organizations is a possibility.

PHASE III - MID- & LONG-RANGE MARKETS

         1. OFF THE GRID (RESIDENTIAL AND COMMERCIAL): This group is characterized as "Alternative lifestyle, anti-establishment" that like new solutions that are environmentally sound to avoid dealing with the U.S. government or large utility companies. We believe that the Internet is a good channel to reach these people. Generally they have good economic demographics. Off the grid is not mainstream electricity users as reliability is the most important concern to the mainstream and they will not switch off their power for a new technology no matter how proven it is at this point. This is a relatively small market with poor margins and the same high maintenance, sale, and financing costs as residential back-up.

         2. RESIDENTIAL BACK-UP POWER & Retro-Fit: Almost same market as "Off The Grid", but also includes some new construction and developers who offer it as a project feature in certain geographic markets. Typically geographically limited to areas where power is problematical, such as Texas and Kansas and other high-lightning strike areas. Most competitive products are sold through Home Depot and Lowes. This is a smaller market with tighter margins (high degree of discounting at retail), high maintenance, costs of sale, service, and financing structures which is the reason we have reserved it for Phase III.

         3. FIRST RESPONDER: Defined as emergency transportation vehicles (EMT, fire and rescue vehicles) that see daily heavy use, where new equipment is often ordered every three years. New rules of homeland security regulations require firehouse, ambulance, medical, and rescue to have back-up power sources. We believe that this market will take some time for product launch and is highly competitive with market shares already established, difficulty of penetration, and high user expectations, justifying a postponed approach until other markets are well established.

         4. EMERGENCY POWER: Ambulance, fire truck generators, portables for use in hurricanes, floods, vehicle accidents, highway service emergency trucks. These applications typically have low Kwh requirements, with similar competitive and market conditions/issues to penetrate. This segment has well established competition, poor distribution channels, and high user expectations.

PHASE IV - LONG-RANGE MARKETS

         1. GOVERNMENT BACK-UP POWER: We believe that critical areas of need are weapons systems, radar, communications, satellite, FAA/airports that generally bid on an RFP basis but also generally serviced by a prime contractor pursuant to long term contracts. Standard is basic operational functionality such as healthcare, food services (refrigeration), etc. Penetration issues include: tight market conditions, high maintenance, cost of sale, service expense and rigorous manufacturing and user expectations make this a final phase market.

         2. RESIDENTIAL USE: U.S. Census statistics show there are over 116.5 million residences listed across all 50 states and the potential for the HVAC and furnace market is large and attractive, but segment issues include tighter margins, tight market conditions, possibly longer time-to-market, difficult penetration due to new standards and codes that are still being written in most jurisdictions, possibly high marketing, maintenance, sales, and service costs (unless a licensee relationship with a major established OEM/distributor is negotiated), has resulted in this segment being moved to a later phase.

         3. OFFSHORE ECOLOGICAL: Geographic concentrations of fossil fuel burning such as Hong Kong, Vietnam, which have attendant health problems and are supported in clean-up by World Bank and other international organizations. A small market group, with very competitive conditions and weak, inefficient distribution channels make the sales, marketing and warranty costs too high to focus on in early Phases.

         4. OFFSHORE BROWN OUT: Most third world countries that have brown outs, such as India, Taiwan, Korea, Philippines, where most major business operations have power back-ups. We believe that American interests in foreign countries likely have back-up for alarm and security systems, which could make this an attractive niche segment at a later phase. Competitive markets with difficult penetration and poor distribution channels combined with high sales and financing costs make this a Phase IV segment.

         5. ELECTRIC POWER- HYBRID: Hybrid gas/electric cars being produced by major manufacturers that can use hydrogen generator to feed batteries. This is much longer time-to-market opportunity. Thus, we have moved it to a later phase of development.

COMPETITION

         Generally there are two main processes in which hydrogen is currently produced in large quantities for either fuel cell use or industrial applications: by extraction of hydrogen from hydrocarbons and by the electrolysis of water. Fossil fuels can be reformed to produce pure hydrogen and within this process natural gas is the most common fuel of choice. This process also produces carbon dioxide emissions and requires excessive power to operate the reformer. Hydrogen can be separated from oxygen in water using electrolysis. This process requires high voltage electricity and is un-economical.

Electrolytically produced hydrogen costs around $30/mBtu, natural gas reformed hydrogen about $3/mBtu, and gasoline reformed hydrogen about $9/mBtu.

         We believe that the U.S. hydrogen industry currently produces 9 million tons of hydrogen per year (enough to power 20-30 million cars or 5-8 million homes) for use in chemicals production, petroleum refining, metals treating and electrical applications. Steam methane reforming accounts for 95% of the hydrogen produced in the U. S. Other methods of hydrogen production are gasification of fossil fuels (e.g. coal), splitting water using electricity (electrolysis), heat or light, and thermal or biological conversion of biomass.

         We believe that researchers and companies understand the importance of this fuel. There are fuel cell and vehicle producers, like Ballard and Ford, teaming up with fuel producing companies like Exxon working cooperatively, trying to make a viable, economically competitive hydrogen fuel.

         The two major categories of hydrogen productions systems are fuel cell manufacturing companies, which invariably integrate a fuel production process, and manufacturers and distributors industrial gases, including hydrogen.

         PROTON EXCHANGE MEMBRANE FUEL CELLS (PEM): Most hydrogen fuel cell companies are concentrating on PEM (Proton Exchange Membrane) fuel cells platforms and predominantly involved in the automotive sector. The advantages of the PEM fuel cell include fast startup and load following, and scalability, while disadvantages include that they require high purity H2 fuel, are poisoned by carbon monoxide and sulfur, dependant on platinum (unstable pricing) and requires large compression and storage. Applications include transportation, uninterrupted power supply, and auxiliary power. Some of the major companies involved with PEM fuel cells include Anuvu Fuel Cell Products, Avista Labs, Ballard Power, Direct Methanol Fuel Cell Corp., Plug Power (including H Power, acquired), Placan, Fuel Cell Energy, General Motors, Hitachi, Hydrogenics, Millennium, Mitsubishi, Motorola, MTI MicroFuel Cells, Nuvera Fuel Cells, Proton Energy Systems, and Stuart Energy.

         DIRECT METHANOL FUEL CELLS (DMFC): The companies producing DMFCs include those producing fuel cells that can be fueled directly by any alcohol. The optimal application for DMFCs is in the field of personal electronics, e.g. primary power or battery charging for cell phones, laptops, PDs, and MP players. DMFCs has an advantage over batteries because they have higher energy density, grid independence, and instant "recharging". DMFCs use liquid fuel but require no reformer and operate near room temperature. Primary markets for DMFCs are military (battlefield networking), consumer (grid independence), and industrial (inventory tracking). The companies producing DMFCs include Direct Methanol Fuel Cell Corp; Ballard Power (acquired rights from DTI Energy), Hitachi, Independent Power Technologies, Jadoo Power Systems, Giner, Manhattan Scientifics, Mechanical Technology, Inc. (parent of MTI Micro Fuel Cells), Medis Technologies, Motorola, Neah Power Systems, NEC, Samsung, and Toshiba.

         ALKALINE FUEL CELLS (AFC): The advantages include inexpensive electrolytes and catalysts, fast start-up, low temperature operation, while disadvantages include sensitivity to CO2. Applications include transportation, portable, aerospace (used in US manned spacecraft). Competitors include Astris Energi Inc., a Canadian company (Mississauga, Ontario) that since 1983 has been pioneering the development of alkaline fuel cell electric generators and now has three such power systems fully tested and ready for commercialization, Apollo Energy Systems, Eneco, Independent Power Technologies, Medis Technologies, Inc., and UTC Fuel Cells, a United Technologies Company, maker of AFCs for NASA's Apollo and Space Shuttle programs.

         MOLTON CARBONATE FUEL CELLS (MCFC): The primary advantages of MCFCs are that they operate with the highest efficiency. MCFCs run on natural gas and the system's hot exhaust can be used for cogeneration. The major disadvantages of MCFCs is that they are slow to warm up and load. MCFCs are primarily used for baseload generation, commercial industrial uses, hotels, hospital, and co-generation. The major companies in producing MCFCs are Ansaldo Fuel Cells, CHUBU Electric, Fuel Cell Energy, Inc., and GenCell Hokkaido Electric.

         SOLID OXIDE FUEL CELLS (SOFC): SOFCs run on natural gas and have a higher efficiency than PEMs. They also produce hot exhaust which can be used for cogeneration. Basically SOFCs have application in the areas of APUs, residential, commercial, industrial, and cogeneration. The companies producing SOFCs include Altair Nanotechnologies, CellTech Power, Acumetrrics Adaptive Materials, Inc., Ceres Power, Chubu Electric Power (with Mitsubishi Heavy Industries), Ceramic Fuel Cells, Delphi, EBZGmbH, Franklin Fuel Cells, Fuel Cell Technologies, Fuel Cell energy, General Electric, Global Thermoelectric, Honeywell, McDermott Technology, NexTech Materials, NAGK Insulators, Rolls Royce, Siemens, Siemens-Westinghouse, Sulzer Hexis, TechSys Inc., and Ztek Corp.

         PHOSPHORIC ACID FUEL CELLS (PAFC): The advantages of PAFC are that they are readily available commercially. Their disadvantages are that they are less efficient than MCFCs and SOFCs and require an external reformer. Mainly, PAFCs are used in stationary operations. The two major companies in this area are UATC Fuel Cells and Electrochem, Inc.-Toshiba.

         REGENERATIVE FUEL CELLS: Regenerative Fuel Cells have a single stack so they can run as both a fuel cell and an electrolyzer. The disadvantage of this fuel cell is that there are none yet available in commercially significant power ranges. Regenerative Fuel Cells are used in systems based on intermittent renewable energy, arbitrage of peak and off-peak electricity prices, and self fueling UPS systems.

         Examples of industrial gas providers include Air Liquide (www.airliquide.com), a global provider of industrial and medical gases. Their core business is to supply oxygen, nitrogen, hydrogen and other gases and services to most industries (for example: steel, oil refining, chemicals, glass, electronics, healthcare, food processing, metallurgy, paper and aerospace). Air Products' hydrogen strategy has focused on the supply of hydrogen for demonstration and pilot projects to such organizations as Honda and Toyota. Air Products built and operates an on-site hydrogen production facility, a fuel cell power plant and a fueling station capable of dispensing hydrogen and hydrogen blended fuels to a fleet of light duty vehicles in Las Vegas, Nevada. Praxair is the largest industrial gases supplier in North and South America, is rapidly growing in Asia, and has strong, well-established businesses in Southern Europe. Their primary products are oxygen, nitrogen, argon, helium, hydrogen, electronics gases and a wide range of specialty gases. Praxair was selected as the exclusive hydrogen supplier for Coleman Powermate's new AIRGEN(TM) fuel cell generator. The generator can be used by industrial customers as a back-up power source to keep mission-critical computer and phone systems operating during power outages.

LICENSES

         AEC owns all its technology without any royalty obligations and relies on no licensing agreements for its operations. We anticipate that we may enter into cross licensing agreements with major distribution partners in the future as part of the distribution of its products.

PATENT

         A provisional patent has been filed for our core technology and we have substantially documented the invention date. We have conducted a comprehensive prior art search and are currently preparing the main patent application. We intend to obtain patent protection in the countries that represent approximately 80% of global gross domestic product.

         We additionally own patented technologies that enable electric utility companies and large multi-national industrial companies to significantly increase their power output. This is accomplished without increasing the amount of fossil fuel that is used, which provides two additional benefits: less dependency on imported fossil fuels and lower fossil fuel pollution levels. AEC's patented technologies provide this increased power through reclaiming heat energy that is typically lost to the environment when producing electric power and also through reducing the cost and complexity of the equipment required in typical utility operations. The Canadian patent number is LA2190675 and the US patent numbers are 5,603,218 and 5,910,100. AEC has no current plans for the development of this technology.

GOVERNMENT REGULATION

         It is common for the government to set the standards of alternative energy processes. Hydrogen has not come under those standards as yet. The only regulations that currently apply are for the storage of Hydrogen gas, which our process does not require. However, we believe that the flow, pressure build up, and the fittings used in our applications, whether they are direct ignition or fuel cell application, will eventually come under regulation.

TRADEMARKS

         The Company currently owns no trademarks with respect to its products.

EMPLOYEES

         We currently have 8 full time employees. In conjunction with the production of prototype units we anticipate that we will have a total of 12 full time employees at the end of 12 months. We are currently structured as follows, with a majority of staff on contract (i.e. non-employee) status:

Chairman & CEO                                                 Blaine Froats
President & COO                                                Corbee Dutchburn
Executive V.P. (Marketing)                                     Lyle Goodis
Secretary & V.P. Operations                                    Sean Froats
Treasurer                                                      Jack Wasserman
Accounting                                                     Jeffery Hayward
Communications                                                 Jason Froats
Investor Relations:                                            Suzanne Brydon
Mechanical Engineer                                            Andrew Watson
Chemist                                                        Tom Balanyk
Electrical Engineer                                            Josef Bialorzeski
Lab Assistant                                                  Michael Drexler
Receptionist                                                   Leslie Whitlock
Secretary to Chairman                                          Marilyn Froats

CONSULTANTS:
----------------------------------------------------           -----------------
Business Development (Government & Special Markets):           Bill Varian
Technical and Marketing:                                       Bart Siegel

         Areas to staff up within the next 12-16 months will be:

Technical and             Oak Ridge Labs and Battell to provide outsourced
Engineering:              Engineering and product certification services.

CFO:                      A full time, experienced (i.e. with public companies)
                          CFO will be required.

Manufacturing:            A Production Manager to oversee sub-contractors who
                          would be manufacturing Hydrogen units.

Sales: A senior Sales Director/Agents with existing relationships.

Technical Marketing       Later into Year 2, a staff person/resource to assist
& Sales Support:          in coordination of all sales and marketing activities.

                                   MANAGEMENT

         As of March 11, 2004, the directors and executive officers which are actually employed by AEC, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of the terms are as follows:

NAME                        AGE        POSITION
----                        ---        --------
Blaine Froats               65         Chairman of the Board of Directors, CEO
Sean Froats                 32         Director, Vice President of Operations,
                                         and Secretary
Jack Wasserman              54         Director and Treasurer
Corbee Dutchburn                       President
Lyle Goodis                            Executive Vice President

         None of AEC's directors or executive officers is currently a director of any company that files reports with the SEC, except as described below. None of our directors have been involved in any bankruptcy or criminal proceeding (excluding traffic an other minor offenses), nor has been enjoined from engaging in any business.

         AEC's directors are elected at the annual meeting of stockholders and hold office until their successors are elected. AEC's officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

         BLAINE FROATS has been the chairman of the board of directors and chief executive officer of AEC, since May 2003. Mr. Froats was raised in London, Ontario where he attended South Collegiate Institute. In 1958, he joined A. E. Ames where he completed the Investment Dealers Association Securities Course in two years, earning the fourth highest mark in Canada. After leaving A. E. Ames in 1958, Mr. Froats joined the Royal Trust Company as a Personal Investment and Pension Fund Officer. During his tenure with the Royal Trust Company, he completed the Harvard University Certified Analyst Course and thereafter obtained a Certified Financial Analyst degree. From 1964 to 1969, he worked for Cochran Murray & Company (now known as Midland Walwyn) as an Institutional Salesperson and then a Special Situation Analyst. He eventually joined the Corporate Finance Department and worked closely with one of the firm's senior partners. While with Cochran Murray & Company, he underwrote Magna Electronics (now known as Magna International). In 1970, Mr. Froats formed his own consulting firm. Mr. Froats became involved in plastic reclaiming and invented a plastic/paper separator that was, subsequently, patented internationally. Since 1975 he has been the Chief Executive Officer of several publicly reporting companies in both Canada and the United States, including Formulated Mouldings (Canada) Inc., an Ontario company, Mainframe Fund Inc., an Ontario company, and Nyderdown (Canada) Inc., an Ontario company. He is currently the Chief Executive Officer and Chairman of Environmental Shelter, Inc., an Ontario company, Environmental Fuel Technology, Inc., an Ontario company, and Environmental Plastics Corporation, a Delaware corporation. In 1991, Mr. Froats founded Environmental Products Group, Inc. ("EPG"), an affiliated Delaware corporation, for which he co-invented a new plastic used in home moldings. Mr. Froats is currently the Chairman of the Board of Directors of EPG, which in 1991-92 was listed on the OTC Bulletin Board but is no longer a reporting company. Mr. Blaine Froats is the father of Mr. Sean Froats, the Vice President of Operations and a director of AEC.

         SEAN FROATS has been a director, secretary and the vice president of operations of AEC since May 2003. Since 1997, Mr. Froats has been a director and the vice president of operations of EPG where he is responsible for all computer related operations, film presentations, technical drawings, and the design of EPG's logo, stationary, reports, graphics, and website. He invented EPG's plastic shelter and co-invented EPG's home molding plastic. In 1991-92 EPG was listed on the OTC Bulletin Board but is no longer a reporting company. Mr. Sean Froats is the son of Mr. Blaine Froats, the chairman of the board of directors of AEC.

         JACK WASSERMAN has been a director and the treasurer of AEC since May 2003. Mr. Wasserman has been an auditor for over 25 years. He began his career in 1974 as an auditor with Arthur Andersen and Company. Mr. Wasserman left Arthur Andersen and Company in 1976 and for the next year was a senior external auditor for Revenue Canada. From 1977 to 1979, he worked for Abrams, Caplan and Zwieg as an Audit Manager. From 1977 to 1990, Mr. Wasserman was the Vice President of Finance for Yorkville Limited, a manufacturer of musical instruments and equipment. After leaving Yorkville Limited, he was hired as an independent consultant by Curwood Packaging Inc. to restructure the company's accounting department. From 1991 to 2000, Mr. Wasserman worked on the development of several businesses into franchising opportunities, including GamePower Inc., a video game operations company (1992-1994), Visual Adventures Inc., a video arcade company (1994), World Tel Internet Inc., an Internet Service Provider (1994-1995), and Yesic Communications Inc., an Internet Service

Provider (1995-2000). In addition to being a director of AEC, Mr. Wasserman is a director, the president and chief executive officer of Consolidated Gulfside Resources Limited, a Canadian public company listed on the Toronto Stock Exchange. From 2000 until joining AEC, Mr. Wasserman was retired. Mr. Wasserman received his Bachelor of Commerce degree from the University of Toronto, Toronto, Ontario in 1972.

         CORBEE DUTCHBURN M.Ch.E., C.E.T. is the President and C.O.O. of AEC, joining in late October 2003, where he will help create and execute the strategic plan for AEC and manage the operations of the organization. He has worked in senior management positions with major manufacturing, engineering and design organizations such as Scepter Canada and Teknion Corporation and Accord Plastics Corp. Dutchburn's professional accreditations include being a Senior Member with The Society of Manufacturing Engineers, a Member within The American Society of Mechanical Engineers, a Member of the Ontario Association of Certified Engineering Technicians and Technologists, a Senior Member with The Society of Plastics Engineers including a position within the Board of Directors and a Member within The Institute of Chartered Engineers of Canada.

         LYLE GOODIS joined AEC as Executive V.P. (Marketing), in late October 2003. Goodis, together with Dutchburn, will be leading work on the strategic marketing, communications, production planning and business development for AEC's low cost, on-demand proprietary hydrogen technology. Goodis has over 22 years' experience in the development, management and execution of strategic, innovative marketing and manufacturing initiatives with a wide variety of national and international companies and products. He has worked in various senior executive strategic planning and media positions at Canadian advertising agencies, was Advertising Sales & Marketing Director at T.O. Magazine, was V.P. Marketing for the North American re-launch of Indian Motorcycle Company in 1998-1999 and ran the successful strategic marketing communications group Lyle Goodis and Associates, for over 15 years, helping build many businesses and new product successes in the Industrial, Technology, Services and Consumer markets. Goodis earned his Bachelor of Arts (Honours) graduating from University of Toronto in 1981.has been Executive Vice President of AEC since October 2003.

KEY CONSULTANTS

         The following lists the key consultants to AEC as of March 3, 2004:

NAME                       FIELD
-----------------------    -----------------------------------------------------
Bart Siegel                Technical and Marketing
Bill Varian                Business Development (Government and Special Markets)
Ted Buel

BOARD OF DIRECTORS AND COMMITTEES

         Our Board of Directors presently consists of three members: Blaine Froats, Sean Froats, and Jack Wasserman. Our Bylaws generally provide for majority approval of directors in order to adopt resolutions. The Board of Directors may be expanded in the future. All executive officer compensation, including payroll expenditures, salaries, stock options, stock incentives, and bonuses, must be approved by the unanimous consent of the Board of Directors. The entire Board of Directors acts as the Audit Committee and the Compensation Committee.

         On compensation matters, the Board considers and recommends payroll expenditures, salaries, stock options, stock incentive and bonus proposals for our employees. Acting in its audit committee function, the Board reviews, with our independent accountants, our annual financial statements prior to publication, and reviews the work of, and approves non-audit services performed by, such independent accountants. The Board appoints the independent public accountants for the ensuing year. The Board also reviews the effectiveness of the financial and accounting functions and the organization, operation and management of AEC.

SUBMISSION OF MATTERS TO A VOTE OF STOCK HOLDERS

         There were no matters submitted to the Shareholders during the fourth quarter of 2003. However, in May 2003 certain shareholders voted by written consent to authorize the purchase of the AEC assets as described above, approved a 2.2 for 1 reverse split, approved the increase in the number of authorized shares to 150 million (post-split) and a name change to Alternative Energy Corp.

EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal year ended December 31, 2003 and December 31, 2002 and 2001 certain information regarding the compensation earned by AEC's Chief Executive Officer and each of AEC's most highly compensated executive officers whose aggregate annual salary and bonus for fiscal 2003 exceeds $100,000, with respect to services rendered by such persons to AEC and its subsidiaries.

                                                SUMMARY COMPENSATION TABLE
(a)                      (b)          (c)           (d)            (e)           (f)          (g)           (h)         (i)
                                                                                           SECURITIES
NAME AND                                                          OTHER       RESTRICTED   UNDERLYING
PRINCIPAL                                                         ANNUAL         STOCK      OPTIONS/       LTIP
POSITION               YEAR (1)      SALARY         BONUS      COMPENSATION-    AWARD(S)     SARS         PAYOUTS       ALL
---------------------  --------   -----------   ------------  -------------- -----------  -------------  ---------  ----------
Blaine Froats           2003              -             -               -            -    2,000,000           -           -
                        2002              -             -               -            -            -           -           -
                        2001              -             -               -            -            -           -           -

Sean Froats             2003         45,000             -               -            -    1,000,000           -           -
                        2002              -             -               -            -            -           -           -
                        2001              -             -               -            -            -           -           -

Jack Wasserman          2003              -             -               -            -      100,000           -           -
                        2002              -             -               -            -            -           -           -
                        2001              -             -               -            -            -           -           -

Corbee Dutchburn
(2)                     2003              -             -               -      325,000            -           -           -
                        2002              -             -               -            -            -           -           -
                        2001              -             -               -            -            -           -           -

Lyle Goodis (2)         2003              -             -               -      325,000            -           -           -
                        2002              -             -               -            -            -           -           -
                        2001              -             -               -            -            -           -           -

Geeta                   2003              -             -               -            -            -           -           -
Naipaul-                2002        120,000             -               -      150,000            -           -           -
Denton                  2001        120,000             -               -      100,000            -           -           -
President

Robert G.               2003              -             -               -            -            -           -           -
Jones                   2002              -             -               -      835,886            -           -           -
                        2001        100,000             -               -      550,000       62,500           -           -
                        2000        120,000             -               -    1,200,000            -           -           -
                        1999        120,000             -               -      500,001            -           -           -

Gary W.                 2003              -             -               -            -            -           -           -
Evans                   2002         60,000             -               -      400,000            -           -           -
Secretary               2001        120,000             -               -      512,500       62,500           -           -
                        2000        120,000             -               -    1,200,000            -           -           -
                        1999        120,000             -               -      500,001            -           -           -

Robert W.               2003              -             -               -            -            -           -           -
Wilder                  2002              -             -               -      328,598            -           -           -
                        2001         50,000             -               -      550,000            -           -           -
                        2000        120,000             -               -      800,000            -           -           -
                        1999        120,000             -               -      500,001            -           -           -

(1) As of May 2003, Blaine Froats, Sean Froats, Jack Wasserman, Corbee Dutchburn and Lyle Goodis are only individuals identified in this table that are still associated with AEC.
(2) Pursuant to agreements with the Company, each of Corbee Dutchburn and Lyle Goodis were issued 225,000 shares of common stock. An additional 200,000 shares of common stock was issued to Velocity Product Solutions, Inc. for services provided by Mr. Dutchburn and Mr. Goodis. 100,000 shares has been attributed to each of Mr. Dutchburn and Mr. Goodis.

OPTION/SAR GRANTS

         On May 22, 2003, AEC adopted a stock option plan, authorizing AEC to grant options to purchase up to an aggregate of 7,500,000 shares of common stock. This plan was recently amended to authorize the issuance of 15,000,000 shares of common stock.

         On July 7, 2003 the Company granted 4,100,000 options at $0.10 expiring June 1, 2006 to Blaine Froats (2,000,000), Sean Froats (1,000,000), Jack Wasserman (100,000), Jeffrey Hayward (500,000), Suzanne Brydon (250,000), Jason Froats (150,000) and Marilyn Froats (100,000). The Company has expensed the difference between the fair market value of the shares on July 7, 2003 and the option price. The option expense amount for 2003 totals $697,000 and 20,000 options were exercised in the year. $693,600 has been recorded to the stock option liability account.

         The following table summarizes information about options outstanding at December 31, 2003:

                     RANGE OF                                REMAINING
                     EXERCISE            NUMBER             CONTRACTUAL
                      PRICES           OUTSTANDING             LIFE
                   ------------      --------------        -------------
                       $0.10            4,080,000            2.5 years
                       $0.80              196,385               1 year
                       $1.20                3,750               1 year
                                     --------------
                                        4,280,135
                                     ==============

         In 2002, no options were issued by the Company.

         For options issued in 2001, the new accounting policy of the Company was to expense the stock options once granted at the fair market value price. The policy has been retroactively restated to coincide with SFAS No. 123. The change of the stock option policy in 2001 has increased both the consulting fee expense by $153,180 and the stock option liability by $153,180.

         The options included in stock option liability were issued as follows:

                                       2001                 $   153,180
                                       2003                     693,600
                                                            ------------
                                                            $   846,780
                                                            ============

         The following grants of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs have been made to officers and/or directors:

                                                NUMBER OF
                                               SECURITIES
                           NUMBER OF           UNDERLYING
                           SECURITIES         OPTIONS/SARS
                           UNDERLYING            GRANTED             EXERCISE            NUMBER OF
                            OPTIONS            DURING LAST           OR BASE              OPTIONS            EXPIRATION
NAME                      SARS GRANTED        12 MONTHS[1]         PRICE ($/SH)          EXERCISED              DATE
------------------        ------------        ------------         ------------          ---------           ----------
Blaine Froats                                   2,000,000              $0.10                 NIL             07/07/2005
Jack Wasserman                                    100,000              $0.10                 NIL             07/07/2005
Sean Froats                                     1,000,000              $0.10                 NIL             07/07/2005
Robert Jones                  62,500                                   $0.80                 -0-             12/31/2004
Gary Evans                    62,500                                   $0.80                 -0-             12/31/2004

         Other than as set forth above, we have no stock options or stock appreciation rights to its officers or directors.

         There are no compensation arrangements for employment, termination of employment or change-in-control between the Company and the executive officers.

COMPENSATION OF DIRECTORS

         AEC has not compensated any director for his services as a director during 2003 except as set forth above.

EMPLOYMENT AGREEMENTS

         There are no outstanding fees or expenses due directors or officers effective December 31, 2003.

         The Company previously entered into agreements with Velocity Product Solutions, Inc. relating to the services of Corbee Dutchburn and Lyle Goodis on September 25, 2003, October 30, 2003 and December 5, 2003. As a result of the October 30, 2003 agreement, Mr. Dutchburn serves as the Company's president and chief operating officer and Mr. Goodis serves as the Company's executive vice president. Pursuant to the September 25, 2003 agreement, Velocity received 200,000 shares of the Company's common stock. Pursuant to the October 30, 2003 agreement, Mr. Dutchburn and Mr. Goodis were each issued 225,000 shares of the Company's common stock valued at $1.48/share. Pursuant to the December 5, 2003 agreement, the services were to be provided for a three (3) month period for a monthly fee of $22,225 per month beginning January 1, 2004. This agreement is renewable on three (3) month intervals.

         The Company entered into an employment agreement with Geeta Naipaul-Denton, a former president of the Company, wherein the Company would pay Ms. Naipaul-Denton $120,000 per year. The employment agreement had a three year term. This agreement was terminated effective December 31, 2002.

         The Company had entered into an employment agreement with Robert Jones, a former president of the Company, wherein the Company was to pay Mr. Jones $120,000. The employment agreement had a three year term. Mr. Jones resigned as president effective October 11, 2001. This agreement was terminated effective October 31, 2001.

         The Company had entered into an employment agreement with Gary Evans wherein the Company would pay Mr. Evans $120,000 per year as secretary of the Company. The employment agreement has a three year term. This agreement was terminated effective December 31, 2002.

         AEC currently does not have any other existing employment agreements.

                             DESCRIPTION OF PROPERTY

         AEC's administrative offices are located at 3325 North Service Road, unit 105, Burlington, Ontario, Canada L7N 3G2 Phone: (905) 332-3110 Fax: (905) 332-2068 www.cleanwatts.com. AEC occupies 3,000 square feet at a rental rate of $1,992,88 CAD per month ($1,517.11 USD per month). Our lease is renewed on a bi-annual basis with the current period ending April 30, 2004.

         We are considering opening a technical and sales satellite office in the U.S. near Oak Ridge, Tennessee.

                                LEGAL PROCEEDINGS

         On August 15, 2002 the Securities and Exchange Commission filed a civil lawsuit against the Company, its former CEO and other individuals. SEC v. COI Solutions, et al. Case No. 02-80766-CIV-Hurley. The SEC alleges in its complaint that COI Solutions, while under prior management, engaged in a scheme to pay illegal kickbacks to representatives of a European fund contrived by the FBI and made false and misleading statements in filing on Form S-8. The SEC is seeking injunctive relief enjoining any violations of the securities laws and is also seeking civil penalties. Senior trial counsel has recommended to the Commission that they settle with the Company and that they not impose any civil penalty. As part of Counsel's recommendation the Company would neither admit nor deny any liability. The Commission has not yet approved the recommendation.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect of the beneficial ownership as of March 11, 2004, for any person who is known to AEC to be the beneficial owner of more than 5% of AEC's common stock.

                                       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
----------------------------------------------------------------------------------------------------------------------------
                                                                           AMOUNT AND
                                                                            NATURE OF
                                              NAME AND                     BENEFICIAL                          PERCENTAGE OF
TITLE OF CLASS                       ADDRESS OF BENEFICIAL OWNER            OWNERSHIP         POSITION            CLASS(1)
--------------                       ---------------------------            ---------         --------            --------
Common                        AEC 1, Inc.                                104,870,715(2)                            80.24%
                              3325 North Service Road - Unit 105            (Direct)
                              Burlington, Ontario
                              Canada L7M 3G2
Common
                                                                                              Director,
                              Blaine Froats                              104,870,715(2)     President, CEO         80.54%
                              3325 North Service Road, Unit 105            (Indirect)
                              Burlington, Ontario                         2,000,000(3)
                              Canada L7N 3G2                                (Direct)

Total                                                                      106,870,715                             80.54%

---------------

(1) Applicable percentage of ownership is based on 130,700,395 shares of common stock outstanding as of March 11, 2004, for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 11, 2004, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) These shares are held by AEC1, Inc. Blaine Froats together with his wife, Marilyn, and son, Sean, own a majority of the outstanding shares of AEC1, Inc. and have the voting power over AEC1, Inc.'s shares of AEC. 50,000,000 shares of AEC1, Inc. are titled in the name of First Flotilla (BWI) Inc., which is owned by Blaine Froats and Sean Froats. Blaine Froats also owns 705,000 shares of AEC1, Inc. in his own name.
(3) Mr. Froats owns options to purchase 2,000,000 shares of the Company's common stock at $0.10 per share.

         The following table sets forth information with respect of the beneficial ownership as of March 11, 2004, for the officers and directors of AEC.

                                             SECURITY OWNERSHIP OF MANAGEMENT
----------------------------------------------------------------------------------------------------------------------------
                                                                           AMOUNT AND
                                                                            NATURE OF
                                              NAME AND                     BENEFICIAL                          PERCENTAGE OF
TITLE OF CLASS                       ADDRESS OF BENEFICIAL OWNER            OWNERSHIP         POSITION            CLASS(1)
--------------                       ---------------------------            ---------         --------            --------
Common                        Blaine Froats                              104,870,715(2)       Director,              80.54%
                              3325 North Service Road - Unit 105           (Indirect)      President, CEO
                              Burlington, Ontario                         2,000,000(3)
                              Canada L7M 3G2                                (Direct)

Common                        Sean Froats                                5,000,000(2)(4)    Director, VP              4.56%
                              3325 North Service Road, Unit 105            (Indirect)
                              Burlington, Ontario, Canada L7N 3G2           1,000,000
                                                                            (Direct)

Common                        Marilyn Froats                              2,406,561(5)                                1.92%
                              3325 North Service Road, Unit 105             (Direct)
                              Burlington, Ontario, Canada L7N 3G2          100,000(5)
                                                                            (Direct)

Common                        Jack Wasserman                               100,000(6)         Director                    *
                              3325 North Service Road, Unit 105
                              Burlington, Ontario, Canada L7N 3G2

Common                        Corbee Dutchburn                               309,000        President/COO                 *
                              3325 North Service Road, Unit 105             (Direct)
                              Burlington, Ontario, Canada L7N 3G2

Common                        Lyle Goodis                                    309,000        Executive VP                  *
                              3325 North Service Road, Unit 105             (Direct)
                              Burlington, Ontario, Canada L7N 3G2

All officers and directors                                                 116,095,276                               86.70%
as a group (5 persons)

---------------

(1) Applicable percentage of ownership is based on 130,700,395 shares of common stock outstanding as of March 11, 2004, for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 11, 2004, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) These shares are held by AEC1, Inc. Blaine Froats together with his wife, Marilyn, and son, Sean, own a majority of the outstanding shares of AEC1, Inc. and have the voting power over AEC1, Inc.'s shares of AEC. 50,000,000 shares of AEC1, Inc. are titled in the name of First Flotilla (BWI) Inc., which is owned by Blaine Froats and Sean Froats. Blaine Froats also owns 705,000 shares of AEC1, Inc. in his own name.
(3) Mr. Froats owns options to purchase 2,000,000 shares of the Company's common stock at $0.10 per share. (4) Sean Froats is the son of Blaine Froats and Marilyn Froats. Sean is the beneficial owner of 5,000,000 shares of the
         Company's common stock through his ownership of 5,000,000 shares of AEC1, Inc. common stock. Sean Froats is a director of AEC1, Inc. Sean Froats also owns options to purchase 1,000,000 shares of the Company's common stock at $0.10 per share.
(5) Marilyn Froats is married to Blaine Froats the Chairman of the Board of Directors, and the mother of Sean Froats. Ms. Froats beneficially owns 2,406,561 shares of the Company's common stock which are tilted in the name of AEC1, Inc. Ms. Froats owns options to purchase 100,000 shares of the Company's common stock at $0.10 per share.
(6) Jack Wasserman owns options to purchase 100,000 shares of the Company's common stock at $0.10 per share.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

         On May 22, 2003, AEC adopted a stock option plan, authorizing AEC to grant options to purchase up to an aggregate of 7,500,000 shares of common stock. This plan recently amended to authorize the issuance of 15,000,000 shares.

                  CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

         During 2002 and 2003, we paid directors of the Company and their related entity, management fees and expenses of $240,000 in 2003 and $336,326 in 2002.

         As of December 31, 2003, we owed $180,362 to a director of AEC pursuant to a non-interest bearing demand note.

         The Company previously entered into agreements with Velocity Product Solutions, Inc. relating to the services of Corbee Dutchburn and Lyle Goodis on September 25, 2003, October 30, 2003 and December 5, 2003. As a result of the October 30, 2003 agreement, Mr. Dutchburn serves as the Company's president and chief operating officer and Mr. Goodis serves as the Company's executive vice president. Pursuant to the September 25, 2003 agreement, Velocity received 200,000 shares of the Company's common stock. Pursuant to the October 30, 2003 agreement, Mr. Dutchburn and Mr. Goodis were each issued 225,000 shares of the Company's common stock valued at $1.48/share. Pursuant to the December 5, 2003 agreement, the services were to be provided for a three (3) month period for a monthly fee of $22,225 per month beginning January 1, 2004. This agreement is renewable on three (3) month intervals.

         In December 2002, we entered into an agreement with AEC I Inc., formerly known as, Alternate Energy Corp. to acquire their assets. AEC1, Inc. is a company that is not in the industry that the Company was in. However, the board of directors decided that the Company would not be able to execute its e-health business plan. The agreement with AEC1, Inc. required the Company to initiate a 2.2 for 1 reverse split. The Company then issued 104,870,715 new shares to AEC1, Inc. and received the forgiveness of a loan to the Company in the amount of $202,000 for the assets. The acquisition of the assets was completed on May 23, 2003 and a new board of directors was elected. The Company changed its name to Alternate Energy Corp.

         On January 3, 1999, we entered into an employment agreement with Robert Jones wherein we will pay Mr. Jones $120,000 per year as our Treasurer. He was appointed President in February 2000 and resigned in October 2001. This agreement was terminated effective October 31, 2001.

         On January 3, 1999, we entered into an employment agreement with Gary Evans wherein we will pay Mr. Evans $120,000 per year as our Secretary and Treasurer. The employment agreement had a three year term. This agreement was terminated effective June 30, 2002.

         On October 11, 2001, we entered into an employment agreement with Geeta Naipaul-Denton wherein the Company will pay Ms Naipaul-Denton $120,000 per year as President of the Company. The employment agreement has a three year term.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         Our shares currently trade on the Over-the-Counter Bulletin Board under the symbol "ARGY." From January 1, 2002 to May 23, 2003 the Company's shares traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the trading symbol "COII." Prior to August 24, 2001 the shares traded under the symbol "COSL". The symbol was changed in conjunction with an 8 for 1 reverse split. On October 25, 1999, the Company's shares were delisted from the Bulletin Board as a result of the Company's failure to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. On October 26, 1999, the Company's shares began trading in the "Pink Sheets" owned by the National Quotation Bureau. On August 1, 2000, the Company's shares traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the trading symbol "COSL." The highest and lowest bid prices for AEC's common stock for each calendar quarter for 2003, 2002 and 2001 as reported by the National Quotation Bureau, and represents inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

Fiscal Quarter                             High                           Low

2003 Fourth Quarter                        $1.72                         $0.64
Third Quarter                              $2.60                         $0.20
Second Quarter (1)                         $0.55                         $0.05
First Quarter                              $0.76                         $0.30

2002 Fourth Quarter                        $0.90                         $0.07
Third Quarter                              $1.00                         $0.04
Second Quarter                             $2.10                         $0.60
First Quarter                              $0.65                         $0.21

2001 Fourth Quarter                        $0.75                         $0.25
Third Quarter (2)                          $0.75                         $0.50
Second Quarter                             $0.18                         $0.04
First Quarter                              $0.22                         $0.63

(1) During the Second quarter of 2003 the Company executed a 2.2 for 1 reverse stock split. The figures for the Second and subsequent quarters reflect this split and have not been adjusted.
(2) During the third quarter of 2001 the Company executed an 8 for 1 reverse stock split. The figures for the third and fourth quarters reflect this split and have not been adjusted.

         At December 31, 2003, there were 125,746,895 common shares of the Company issued and outstanding. As of March 11, 2004, there were 130,700,395 shares outstanding.

         As of December 31, 2003 and March 11, 2004, there were 144 and 153 holders of record, respectively, including common shares held by brokerage clearing houses, depositories or otherwise in unregistered form. The beneficial owners of such shares are not known by the Company.

DIVIDENDS

         We have not declared or paid cash dividends on its common stock since its inception and does not anticipate paying such dividends in the foreseeable future. The payment of dividends may be made at the discretion of the Board of Directors and will depend upon, among other factors, on our operations, its capital requirements, and its overall financial condition.

CHANGES IN SECURITIES

         With respect to the sale of unregistered securities, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding AEC so as to make an informed investment decision. More specifically, AEC had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in AEC's securities.

                            DESCRIPTION OF SECURITIES

GENERAL

         Our authorized capital consists of 150 million shares of common stock, par value $0.001 per share and 0 shares of preferred stock. At March 11, 2004, there were 130,700,395 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to our capital stock contained in its Articles of Incorporation and By-Laws and under Nevada Statutes. The summary is qualified in its entirety by reference to our Articles of Incorporation and By-Laws and Nevada law.

COMMON STOCK

         Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

PREFERRED STOCK

         None.

WARRANTS

         In January 2004 as part of a financing transaction, we issued warrants to purchase a total of 2,750,000 shares of common stock at an exercise price of $0.85 per share. The warrants have a three year term. In December 2003 as part of a financing transaction, we issued warrants to purchase a total of 471,112 shares of common stock and an exercise price of $1.20 per share. The warrants have a three year term.

         We have issued warrants to consultants of the Company. HPC Capital Management was issued warrants to purchase 165,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction. Alpine Capital was issued warrants to purchase a total of 286,000 shares of common stock. Of this total, warrants to purchase 106,000 shares of common stock at $1.20 per share were issued as part of the December 2003 financing transaction and warrants to purchase 180,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction. Taurus Global, LLC has been issued warrants to purchase a total of 2,189,030 shares of common stock. Of this total, warrants to purchase 1,973,030 shares of common stock have an exercise price of $1.67 per share, warrants to purchase 144,000 have an exercise price of $0.50 per share, and warrants to purchase 72,000 shares of common stock have an exercise price of $0.85 per share.

OPTIONS

         On May 22, 2003, we adopted a stock option plan, which allows us to grant options to persons employed or associated with the Company, including without limitation, any employee, director, general partner, officer, attorney, accountant, consultant or advisor up to an aggregate of 7,500,000 Common shares. The options have a term of expiration to be set by the Compensation Committee of the Board of Directors but will not exceed ten (10) years after the grant date. The exercise price for each option will be at the discretion of the Compensation Committee. This plan was recently amended to authorize the issuance of 15,000,000 shares of common stock.

         On July 7, 2003 we granted 4,100,000 options at $0.10 expiring June 1, 2006 to Blaine Froats (2,000,000), Sean Froats (1,000,000), Jack Wasserman (100,000), Jeffrey Hayward (500,000), Suzanne Brydon (250,000), Jason Froats (150,000) and Marilyn Froats (100,000). The Company has expensed the difference between the fair market value of the shares on July 7, 2003 and the option price. The option expense amount for 2003 totals $697,000 and 20,000 options were exercised in the year. $693,600 has been recorded to the stock option liability account.

         The following table summarizes information about options outstanding at December 31, 2003:

                     RANGE OF                                REMAINING
                     EXERCISE            NUMBER             CONTRACTUAL
                      PRICES           OUTSTANDING             LIFE
                   ------------      --------------        -------------

                      $0.10             4,080,000            2.5 years
                      $0.80               196,385               1 year
                      $1.20                 3,750               1 year
                                      ------------
                                        4,280,135
                                      ============

         In 2002, no options were issued by the Company.

         For options issued in 2001, the new accounting policy of the Company was to expense the stock options once granted at the fair market value price. The policy has been retroactively restated to coincide with SFAS No. 123. The change of the stock option policy in 2001 has increased both the consulting fee expense by $153,180 and the stock option liability by $153,180.

         The options included in stock option liability were issued as follows:

                                      2001                 $   153,180
                                      2003                     693,600
                                                           ------------
                                                           $   846,780
                                                           ============

TRANSFER AGENT

         AEC's transfer agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. The telephone Number for Computershare Trust Company is (303) 262-0600.

LIMITATION OF LIABILITY: INDEMNIFICATION

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of AEC from and against certain claims arising from or related to future acts or omissions as a director or officer of AEC. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of AEC pursuant to the foregoing, or otherwise, AEC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

AUTHORIZED AND UNISSUED STOCK

         The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of AEC that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with AEC's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

         The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

                                     EXPERTS

         The consolidated financial statements for the years ended December 31, 2003 and December 31, 2002 included in this prospectus, and incorporated by reference in the Registration Statement, have been audited by Danziger & Hochman, independent auditors, as stated in their report appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Danziger & Hochman does not have a direct or indirect interest in the Company, and was not on a contingency basis.

                                  LEGAL MATTERS

         Jonathan D. Leinwand, P.A., Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us. Jonathan D. Leinwand, P.A. does not have a direct or incorrect interest in the Company and was not hired a contingency basis.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                             ALTERNATE ENERGY CORP.
                        CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE(S)
                                                                         -------
Independent Auditor's Report                                                F-2
Balance Sheet as of December 31, 2003                                       F-3
Statement of Operations for the Years Ended December 31, 2003,
  December 31, 2002 and December 31, 2001                                   F-4
Statement of Stockholders' Equity for the Years Ended December 31, 2003
  and December 31, 2002                                                     F-5
Statement of Cash Flows for the Years Ended December 31, 2003 and
  December 31, 2002                                                         F-6
Notes to Consolidated Financial Statements                                  F-7

                                AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF:
ALTERNATE ENERGY CORP.


We have audited the accompanying balance sheet of ALTERNATE ENERGY CORP. as at December 31, 2003 and 2002 and the statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


NORTH YORK, ONTARIO
February 12, 2004                                          Chartered Accountants

                                ALTERNATE ENERGY CORP.
                                      STATEMENT I
                                     BALANCE SHEET
                                AS AT DECEMBER 31, 2003

                                                                            RESTATED
                                                                          (SEE NOTE 3)
                                                            2003              2002
                                                       -------------     -------------
                                        ASSETS
Current
  Cash                                                 $    411,727      $         --
  Deferred consulting costs (note 2)                      3,122,456                --
  Prepaid expenses and sundry assets                         38,801                --
                                                       -------------     -------------

                                                          3,572,984                --

Other
  Technology, licences and patents                        1,969,236                --
                                                       -------------     -------------

                                                       $  5,542,220      $        NIL
                                                       =============     =============

                                      LIABILITIES
Current
  Accounts payable and accrued liabilities             $    263,954      $    202,000
  Stock option liability (note 3)                           846,780           153,180
  Due to director (note 4)                                  180,362                --
                                                       -------------     -------------

                                                          1,291,096           355,180
                                                       -------------     -------------

SHAREHOLDERS' EQUITY

  CAPITAL STOCK (note 5)                                    125,747            13,181

  ADDITIONAL PAID IN CAPITAL                             18,696,548        10,503,691

  (DEFICIT) - Statement III                             (14,571,171)      (10,872,052)
                                                       -------------     -------------

                                                          4,251,124          (355,180)
                                                       -------------     -------------

                                                       $  5,542,220      $        NIL
                                                       =============     =============

                                         F-3
                               {SEE ACCOMPANYING NOTES.}

                                ALTERNATE ENERGY CORP.
                                     STATEMENT II
                               STATEMENT OF OPERATIONS
                         FOR THE YEAR ENDED DECEMBER 31, 2003

                                                                           RESTATED
                                                                         (SEE NOTE 3)
                                         2003              2002              2001
                                    -------------     -------------     -------------
REVENUE                             $         --      $         --      $         --
                                    -------------     -------------     -------------

EXPENSES
  Administrative                          76,973            71,995           471,382
  Consulting fees                      2,857,703           721,098           805,266
  Management fees (note 8)               240,000           239,201           390,000
  Professional fees                       29,443            18,075            57,048
  Stock option benefit (note 3)          697,000                --           153,180
  Amortization of goodwill                    --                --            41,623
                                    -------------     -------------     -------------

(LOSS) BEFORE THE UNDERNOTED          (3,901,119)       (1,050,369)       (1,918,499)
  Recovery of loan                      (202,000)               --                --
  Minority interest                           --                --            17,879
  (Loss) on investments                       --        (1,059,197)               --
                                    -------------     -------------     -------------

NET (LOSS) FOR THE YEAR             $ (3,699,119)     $ (2,109,566)     $ (1,900,620)
                                    =============     =============     =============

NET (LOSS) PER SHARE                $       (.08)     $       (.32)     $      (1.11)
                                    =============     =============     =============

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING           45,798,538         6,521,203         1,706,140
                                    =============     =============     =============

                                         F-4
                              {SEE ACCOMPANYING NOTES.}

                                                  ALTERNATE ENERGY CORP.
                                                       STATEMENT III
                                             STATEMENT OF SHAREHOLDERS' EQUITY
                                           FOR THE YEAR ENDED DECEMBER 31, 2003

                                                                          ADDITIONAL                            TOTAL
                                              COMMON STOCK                  PAID IN         ACCUMULATED         EQUITY
                                        SHARES            AMOUNT            CAPITAL         DEFICIENCY        DEFICIENCY
                                     -------------     -------------     -------------     -------------     -------------
DECEMBER 31, 2000                       8,373,542      $      8,373      $  7,140,763      $ (6,861,866)     $    287,270
--------------------------------     -------------     -------------     -------------     -------------     -------------

  Issue of shares for services            495,000               495            52,605                --            53,100
  Issue of shares for investment        3,000,000             3,000           225,000                --           228,000
  Reverse stock split                 (10,388,032)          (10,387)           10,387                --                --
                                     -------------     -------------     -------------     -------------     -------------
                                        1,480,510             1,481         7,428,755        (6,861,866)          568,370

  Issue of shares for services
    to Directors                        1,900,000             1,900         1,233,100                --         1,235,000
  Stock options                                --                --           231,008                --           231,008
  Net (loss) 2001                              --                --                --        (1,900,620)       (1,900,620)
                                     -------------     -------------     -------------     -------------     -------------

DECEMBER 31, 2001                       3,380,510             3,381         8,892,863        (8,762,486)         (133,758)
--------------------------------     -------------     -------------     -------------     -------------     -------------

  Issue of shares for services            556,500               557           227,613                --           228,170
  Issue of shares for cash              3,855,000             3,855           381,645                --           385,500
  Issue of shares for services
    to directors                        3,892,174             3,892           717,934                --           721,826
  Issue of shares to creditors          1,496,112             1,496           283,636                --           285,132
  Net (loss) 2002                              --                --                --        (2,109,566)       (2,109,566)
                                     -------------     -------------     -------------     -------------     -------------

DECEMBER 31, 2002                      13,180,296            13,181        10,503,691       (10,872,052)         (355,180)
--------------------------------     =============     =============     =============     =============     =============

  Reverse stock split                  (7,189,116)           (7,189)            7,189                --                --
  Issue of shares for licence
    and patents                       104,870,715           104,870           (42,007)               --            62,863
  Issue of shares for service           9,005,000             9,005         5,689,555                --         5,698,560
  Issue of shares to creditors            300,000               300           209,700                --           210,000
  Issue of shares for stock
  options                                  20,000                20             1,980                --             2,000
  Issue of shares for placement         1,060,000             1,060           530,940                --           532,000
  Issue of shares for patents           4,500,000             4,500         1,795,500                --         1,800,000
  Net (loss) 2003                              --                --                --        (3,699,119)       (3,699,119)
                                     -------------     -------------     -------------     -------------     -------------

DECEMBER 31, 2003                     125,746,895      $    125,747      $ 18,696,548      ($14,571,171)     $  4,251,124
--------------------------------     =============     =============     =============     =============     =============

                                                            F-5
                                                 {SEE ACCOMPANYING NOTES.}

                                 ALTERNATE ENERGY CORP.
                                      STATEMENT IV
                                STATEMENT OF CASH FLOWS
                          FOR THE YEAR ENDED DECEMBER 31, 2003

                                                              2003             2002
                                                          ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) for the year - Statement II                  $(3,699,119)     $(2,109,566)
  Adjustments to Net Loss to Reconcile to
    Net Cash from Operations
    Services for stock                                      7,773,423        1,610,828
    Minority interest                                              --          (18,381)
    Investment write-off                                           --                1
    Write-off of goodwill                                          --          182,187
    Amortization                                                   --               --
                                                          ------------     ------------
                                                            4,074,304         (334,931)
                                                          ------------     ------------

  Changes in non-cash working capital components
    Prepaid expenses and deferred development costs           (38,801)       1,079,286
    Deferred consulting costs                              (3,122,456)              --
    Accounts payable and accrued liabilities                   61,954         (607,866)
    Stock option liability                                    693,600               --
                                                          ------------     ------------
                                                           (2,405,703)         471,420
                                                          ------------     ------------

  Net cash provided by (used in) operating activities       1,668,601          136,489
                                                          ------------     ------------

FINANCING ACTIVITIES
  Issue of common shares                                      532,000            9,800
  Advances from directors                                     180,362         (151,574)
                                                          ------------     ------------
                                                              712,362         (141,774)
                                                          ------------     ------------

INVESTING ACTIVITIES
  Purchase of intangible assets                            (1,969,236)              --
                                                          ------------     ------------

INCREASE (DECREASE) IN CASH DURING YEAR                       411,727           (5,285)

CASH, BEGINNING OF YEAR                                            --            5,285
                                                          ------------     ------------

CASH, END OF YEAR                                         $   411,727      $       NIL
                                                          ============     ============

                                          F-6
                               {SEE ACCOMPANYING NOTES.}

                             ALTERNATE ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2003


1.       NATURE OF OPERATIONS
         --------------------

         NATURE OF OPERATIONS

         COI was incorporated in Nevada on August 1, 1997. The Company purchased technology, licences and patents from AEC I, Inc (formerly Alternate Energy Corp.) on May 22, 2003 for 104,870,715 restricted shares of the Company. The issuance of the shares of the corporation from treasury made AEC,I the majority shareholder. However, AEC,I will not be merged or consolidated with Alternate Energy Corp.

         On May 22, 2003, the Company changed its name to Alternate Energy Corp. and commenced active business operations on June 1, 2003. The Company has been working on a strategy to raise capital in order to continue its efforts to complete certification of the Company's Hydrogen Production System as well as to develop its Alpha products.

2.       SIGNIFICANT ACCOUNTING POLICIES
         -------------------------------

         ACCOUNTING PRINCIPLES

         The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's estimate of the fair value of cash, receivables, payables and accruals approximates the carrying value.

         CASH AND CASH EQUIVALENTS

         For the purpose of the statements of cash flows, cash and cash equivalents include cash on hand, balances with banks and highly liquid temporary money market instruments with original maturities of three months or less.

         DEFERRED CONSULTING COSTS

         Shares have been issued to service providers and consultants over the term of contracts ranging from 1 to 3 years. Shares have been issued at the fair market value price at date of contract signing and the expense will be amortized over the term of the contract.

                             ALTERNATE ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2003


2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
         -------------------------------------------

         TECHNOLOGY PATENTS AND LICENCES

         On May 22, 2003, the Company adopted SFAS No 142, "Goodwill and Other Intangible Assets." Under the new statement, the Company no longer amortizes intangible assets with indefinite lives, but instead tests for impairment on at least an annual basis.

         IMPAIRMENT OF INTANGIBLE ASSETS WITH INDEFINITE LIVES

         In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," which was adopted in its entirety on May 22, 2003, the Company evaluates the carrying value of other intangible assets annually as of December 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to, (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether the other intangible asset is impaired, the Company compares the fair value of the reporting unit to which the other intangible asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit to its carrying amount. In calculating the implied fair value of the other intangible assets, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of its intangibles. The initial evaluation of the intangible assets completed as of October 1, 2003 in accordance with SFAS No. 142 resulted in no impairment losses. Additionally, the Company performed its periodic review of its intangible assets for impairment as of December 31, 2003, and did not identify any asset impairment as a result of the review.

         INCOME TAXES

         The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

                             ALTERNATE ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2003


2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
         -------------------------------------------

         COMPREHENSIVE INCOME

         The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

         STOCK OPTION PLANS

         The Company applies the fair value based method of accounting prescribed by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION in accounting for its stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of grant based on the fair market value of the stock and expensed in the period which the option was granted.

                             ALTERNATE ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2003


3.       STOCK OPTIONS
         -------------

         On May 22, 2003, the Company adopted a stock option plan accounted for under SFAS No. 123 and related interpretations. The plan allows the Company to grant options to persons employed or associated with the Company, including without limitation, any employee, director, general partner, officer, attorney, accountant, consultant or advisor up to an aggregate of 5,000,000 Common shares. The options have a term of expiration to be set by the Compensation Committee of the Board of Directors but will not exceed ten (10) years after the grant date. The exercise price for each option will be at the discretion of the Compensation Committee.

         On July 7, 2003 the Company granted 4,100,000 options at $0.10 expiring June 1, 2006 and expensed the difference between the fair market value of the shares on July 7, 2003 and the option price. The option expense amount for 2003 totals $697,000 and 20,000 options were exercised in the year. $693,600 has been recorded to the stock option liability account.

         The following table summarizes information about options outstanding at December 31, 2003:

                     RANGE OF                                REMAINING
                     EXERCISE            NUMBER             CONTRACTUAL
                      PRICES           OUTSTANDING             LIFE
                   ------------      --------------        -------------

                       $0.10            4,080,000            2.5 years
                       $0.80              196,385               1 year
                       $1.20                3,750               1 year
                                      ------------
                                        4,280,135
                                      ============

         In 2002, no options were issued by the Company.

         For options issued in 2001, the new accounting policy of the Company was to expense the stock options once granted at the fair market value price. The policy has been retroactively restated to coincide with SFAS No. 123. The change of the stock option policy in 2001 has increased both the consulting fee expense by $153,180 and the stock option liability by $153,180.

         The options included in stock option liability were issued as follows:

                                      2001                  $  153,180
                                      2003                     693,600
                                                            -----------
                                                            $  846,780
                                                            ===========

                             ALTERNATE ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2003


4.       DUE TO DIRECTOR
         ---------------

         The amount due to one of the directors is non-interest bearing, due on demand and has no fixed repayment terms.

5.       CAPITAL STOCK
         -------------

               AUTHORIZED
               150,000,000 Common shares with a par value of $0.001

               ISSUED                                                                2003            2002
                                                                                 -----------      -----------
               125,746,895 Common shares (2002 - 13,180,296)                     $  125,747       $   13,181

         During May 2003, there was a 2.2:1 reverse stock split. The number of shares was reduced from 13,180,296 to 5,991,180.

6.       BASIC LOSS PER SHARE
         --------------------

         Basic net loss per share figures are calculated using the weighted average number of common shares outstanding computed on a daily basis.

7.       INCOME TAXES
         ------------

         Under SFAS No. 109, Accounting for Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates.

         Deferred tax assets have been valued at zero for 2003 and 2002.

                             ALTERNATE ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2003


8.       RELATED PARTY TRANSACTIONS
         --------------------------

         During the year the Company had the following related party transactions:

                                                                        2003             2002
                                                                    -----------      -----------
             Management fees and expenses paid to directors
               of the company and their related company             $   40,000       $  336,326
                                                                    ===========      ===========

9.       WARRANTS
         --------

         Warrants issued in the year and outstanding at December 31, 2003 total 818,606. The expiration date of the warrants is December 2006 and their strike price ranges from $1.20 to $1.67.

10.      CONTINGENT LIABILITY
         --------------------

         The Company has been sued by the Securities and Exchange Commission. On August 15, 2002 the Securities and Exchange Commission filed a civil lawsuit against the Company, its former CEO and other individuals. The SEC alleges in its complaint that COI Solutions, while under prior management, engaged in a scheme to pay illegal kickbacks to representatives of a European fund contrived by the FBI and made false and misleading statements in filing on Form S-8. The SEC is seeking injunctive relief enjoining any violations of the securities laws and is also seeking civil penalties. Senior trial counsel for the Securities and Exchange Commission has recommended to the Commission that they settle with the Company and that they not impose any civil penalty. As part of Counsel's recommendation the Company would neither admit nor deny any liability. The Commission has not yet approved the recommendation.

                             ALTERNATE ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2003


11.      SUBSEQUENT EVENT
         ----------------

         Subsequent to year end, Alternate Energy Corp. has received proceeds of funding in the amount of $2,750,000 via a private placement of the Company's common stock with institutional investors. The proceeds are expected to be used for funding interim working capital requirements, marketing and early stage business development programs, completion of certification of the Company's Hydrogen Production System, as well as developing final engineering specifications for the Company's Alpha product for distribution to accounts.

         The financing includes the issuance of 5.5 million of restricted shares at $0.50 per share and 3.547 million warrants exercisable over a 3-year period to purchase the Company's common stock at a range of $0.50-$1.67 per share. The Company shall have the option of calling any unexercised warrants once the registration statement is effective and the Company's common stock price exceeds $2 per share for a period of 30 trading days.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER
PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS
ABOUT ALTERNATE ENERGY CORP., INC. EXCEPT THE INFORMATION OR
REPRESENTATIONS CONTAINED IN THIS PROSPECTUS.  YOU SHOULD NOT
RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                   -----------------------

This prospectus does not constitute an offer to sell, or a                             ----------------------
solicitation of an offer to buy any securities:
                                                                                             PROSPECTUS
     [ ] except the common stock offered by this prospectus;
                                                                                        ---------------------
     [ ] in any jurisdiction in which the offer or
         solicitation is not authorized;

     [ ] in any jurisdiction where the dealer or other
         salesperson is not qualified to make the offer or                        12,421,142 SHARES OF COMMON STOCK
         solicitation;

     [ ] to any person to whom it is unlawful to make the
         offer or solicitation; or                                                     ALTERNATE ENERGY CORP.

     [ ] to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:
                                                                                           MARCH ___, 2004
     [ ] there have been no changes in the affairs of
         Alternate Energy Corp., Inc. after the date of this
         prospectus; or

     [ ] the information contained in this prospectus is correct after the date of this prospectus.

                   -----------------------

Until ___ ___, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of AEC from and against certain claims arising from or related to future acts or omissions as a director or officer of AEC. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of AEC pursuant to the foregoing, or otherwise, AEC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. AEC will pay all expenses in connection with this offering.

                   Securities and Exchange Commission Registration Fee                  $      1,211.80
                   Printing and Engraving Expenses                                      $      2,500.00
                   Accounting Fees and Expenses                                         $     20,000.00
                   Legal Fees and Expenses                                              $     50,000.00
                   Miscellaneous                                                        $      1,288.20

                   TOTAL                                                                $     75,000.00

RECENT SALES OF UNREGISTERED SECURITIES

         In January 2004, we entered into a Securities Purchase Agreement with Palisades Master Fund LP, Crescent International Ltd., Alpha Capital AG, Bristol Investment Fund, Ltd., Ellis International Limited, Inc., Vertical Ventures, LLC, Platinum Partners, Abraham Schwartz, Colbart Birnet, Chana Braun, Ronald Nash, Marketwise Trading, West End Convertible Fund, and Zeena Kaila pursuant to which AEC sold a total of 5,500,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 2,750,000 shares of common stock at an exercise price of $0.85 per share. The warrants have a three year term. We received gross proceeds of $2,750,000 from this transaction.

         In December 2003, we entered into a Securities Purchase Agreement with LRG Holdings Inc., Professional Traders Fund LLC, Generation Capital Associates, First Mirage Inc., Truk Opportunity Fund LLC, pursuant to which AEC sold a total of 1,060,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 471,112 shares of common stock and an exercise price of $1.20 per share. The warrants have a three year term. We received gross proceeds of $530,000 from this transaction.

         In December 2003, we entered into a Securities Purchase Agreement with LRG Holdings Inc., Professional Traders Fund LLC, Generation Capital Associates, First Mirage Inc., Truk Opportunity Fund LLC, pursuant to which AEC sold a total of 1,060,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 471,112 shares of common stock and an exercise price of $1.20 per share. The warrants have a three year term. We received gross proceeds of $350,000 from this transaction.

         As part of the January 2004 and the December 2003 financings, we issued warrants to consultants of the Company. HPC Capital Management was issued warrants to purchase 165,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction. Alpine Capital was issued warrants to purchase a total of 281,000 shares of common stock. Of this total, warrants to purchase 106,000 shares of common stock at $1.20 per share were issued as part of the December 2003 financing transaction and warrants to purchase 180,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction. Taurus Global, LLC has been issued warrants to purchase a total of 2,189,030 shares of common stock. Of this total, warrants to purchase 1,973,030 shares of common stock have an exercise price of $1.67 per share, warrants to purchase 144,000 have an exercise price of $0.50 per share, and warrants to purchase 72,000 shares of common stock have an exercise price of $0.85 per share.

         On May 22, 2003, the Registrant acquired all the assets of AEC I Inc., formerly known as Alternate Energy Corp., and changed its name to Alternate Energy Corp. The assets were acquired in exchange for 104 million shares of the Registrant's common stock and the forgiveness of a loan to the Registrant in the amount of $202,000.

         On December 2, 2002, 1,496,112 common shares were issued at $0.190582 per share as settlement for $285,132 owed to investors and creditors of the Company, $1,496 being the par value, was credited to share capital and $283,636 was credited to additional paid in capital.

         On November 14, 2002, 44,000 common shares were issued at $0.13 per share as settlement for services rendered to the Company, $44 being the par value, was credited to share capital and $5,676 was credited to additional paid in capital.

         On July 7, 2002, 3,855,000 Common shares were issued at $0.10 per share for a cash consideration of $385,500 pursuant to an exemption from registration. $3,855 being the par value, was credited to share capital and $381,645 was credited to additional paid in capital.

EXHIBITS AND REPORTS ON FORM 8-K

         (a)      EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM SB-2.

EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           ------------------------------------------------------   --------------------------------------------
3.1                   Initial Articles of Incorporation, as filed August 1,    Incorporated by reference to Exhibit 3.1 to
                      1997                                                     Form 10-SB12G filed with the SEC on November
                                                                               10, 1999

3.2                   Bylaws                                                   Incorporated by reference to Exhibit 3.2 to
                                                                               Form 10-SB12G filed with the SEC on November
                                                                               10, 1999

3.3                   Articles of Amendment to the Articles of                 Incorporated by reference to Exhibit 3.3 to
                      Incorporation, as filed on August 23, 1997               Form 10-SB12G filed with the SEC on November
                                                                               10, 1999

3.4                   Articles of Amendment to the Articles of                 Incorporated by reference to Exhibit 3.4 to
                      Incorporation, as filed on November 20, 1998             Form 10-SB12G filed with the SEC on November
                                                                               10, 1999

3.5                   Articles of Amendment to the Articles of Amendment, as   Incorporated by reference to Exhibit 3.5 to
                      filed on May 16, 2003                                    Form 10-KSB filed with the SEC on March 16,
                                                                               2004

5.1                   Opinion on Legality                                      Provided herewith.

10.1                  Securities Purchase Agreement                            Incorporated by reference to Exhibit 10.1 to
                                                                               Form 10-KSB filed with the SEC on March 16,
                                                                               2004

10.2                  Registration Rights Agreement                            Incorporated by reference to Exhibit 10.2 to
                                                                               Form 10-KSB filed with the SEC on March 16,
                                                                               2004

10.3                  Form of Warrant                                          Incorporated by reference to Exhibit 10.3 to
                                                                               Form 10-KSB filed with the SEC on March 16,
                                                                               2004

10.4                  Securities Purchase Agreement                            Incorporated by reference to Exhibit 10.4 to
                                                                               Form 10-KSB filed with the SEC on March 16,
                                                                               2004

10.5                  Form of Warrant                                          Incorporated by reference to Exhibit 10.5 to
                                                                               Form 10-KSB filed with the SEC on March 16,
                                                                               2004

10.6                  Addendum to Securities Purchase Agreement                Incorporated by reference to Exhibit 10.6 to
                                                                               Form 10-KSB filed with the SEC on March 16,
                                                                               2004

10.7                  Addendum to Registration Rights Agreement                Incorporated by reference to Exhibit 10.7 to
                                                                               Form 10-KSB filed with the SEC on March 16,
                                                                               2004

10.8                  Letter of Engagement between the Company and Velocity    Incorporated by reference to Exhibit 10.8 to
                      Product Solutions, Inc. dated September 25, 2003         Form 10-KSB filed with the SEC on March 16,
                                                                               2004

10.9                  Letter of Engagement between the Company and Velocity    Incorporated by reference to Exhibit 10.9 to
                      Product Solutions, Inc. dated October 30, 2003           Form 10-KSB filed with the SEC on March 16,
                                                                               2004

                                                            II-3

EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           ------------------------------------------------------   --------------------------------------------

10.10                 Letter of Engagement between the Company and Velocity    Incorporated by reference to Exhibit 10.10 to
                      Product Solutions, Inc. dated December 5, 2003           Form 10-KSB filed with the SEC on March 16,
                                                                               2004

10.11                 Asset Purchase Agreement between the Company and AEC1,   Incorporated by reference to Exhibit 10.6 to
                      Inc. formerly known as Alternate Energy Corp.            Form 8-K filed with the SEC on June 5, 2003

14                    Code of Ethics                                           Incorporated by reference to Exhibit 14 to
                                                                               Form 10-KSB filed with the SEC on March 16,
                                                                               2004

23.2                  Consent of Auditor                                       Provided herewith.

99.5                  1999 Non-Qualified Stock Option Plan                     Incorporated by reference to Exhibit 3.1 to
                                                                               Form 10-SB12G filed with the SEC on November
                                                                               10, 1999

99.6                  1999 Qualified Stock Option Plan                         Incorporated by reference to Exhibit 3.1 to
                                                                               Form 10-SB12G filed with the SEC on November
                                                                               10, 1999

99.7                  2003 Stock Benefit Plan                                  Incorporated by reference to Exhibit to Form
                                                                               S-8 filed with the SEC on July 23, 2003

         (b)      REPORTS ON FORM 8-K.

         For the fiscal year ended December 31, 2003, AEC filed the following reports on Form 8-K.

         On April 24, 2003, the Company filed a report on Form 8-K relating to a change in the Company's auditors from Marvin B. Seidman, CPA to Danziger & Hochman.

         On June 5, 2003, the Company filed a report on Form 8-K relating to the issuance of 104 million shares of common stock to AEC1, Inc. in exchange for the assets of AEC1, Inc. A corresponding amendment to the Form 8-K was filed on August 8, 2003 containing the financial statements relating to the transaction.

UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Sections
                  10(a)(3) of the Securities Act of 1933 (the "Act");

                           (ii) Reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) Include any additional or changed material
                  information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on March 18, 2004.

                                             ALTERNATE ENERGY CORP.


                                             By:      /S/ BLAINE FROATS
                                                -------------------------------
                                                      Blaine Froats
                                                      Chief Financial Officer,
                                                      President and Director

         Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/S/ BLAINE FROATS                               Date: March 18, 2004
------------------------------------------
Blaine Froats
Director


/S/ SEAN FROATS                                 Date: March 18, 2004
------------------------------------------
Sean Froats
Director


/S/  JACK WASSERMAN                             Date: March 18, 2004
------------------------------------------
Jack Wasserman
Director